Exhibit 10.1

Execution Copy

LOAN AGREEMENT

Dated as of February 9, 2015

among

TPHGREENWICH OWNER LLC

as the Borrower

STERLING NATIONAL BANK,

as Administrative Agent

and

THE LENDERS PARTY HERETO

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EXHIBITS:

A	Form of Note

B	Form of Assignment and Assumption
C	Form of Consent Order

SCHEDULES:

1.1	Commitments and Pro Rata Shares

3.6	Judgments, Actions, Proceedings

3.7	Defaults; Compliance with Laws, Regulations, Agreements

3.13	Name Changes, Mergers, Acquisitions
3.16	Employee Benefit Plans

6.1	Permitted Indebtedness
6.2	Permitted Security Interests, Liens and Encumbrances

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LOAN AGREEMENT

AGREEMENT, made this 9th day of February, 2015, by and among:

TPHGREENWICH OWNER LLC, a Delaware limited liability company (the “Borrower”);

Each Lender from time to time party hereto (individually, a “Lender” and collectively, the “Lenders”); and

STERLING NATIONAL BANK, a national banking association (“Sterling”), as Administrative Agent for the Lenders (in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”);

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of one or more Loans on and after the Effective Date, to be used in accordance with the terms hereof; and

WHEREAS, the Lenders are willing to provide one or more Loans to the Borrower, on the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Accession Agreement” has the meaning assigned to such term in Section 2.16.

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (a) any Person that owns directly or indirectly 15% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 15% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (b) each 15% or more shareholder, each director and each executive officer of the Borrower or the Limited Guarantor shall be deemed to be an Affiliate of the Borrower and the Limited Guarantor.

“Aggregate Exposure” means, with respect to any Lender as of any date, the outstanding principal balance of such Lender’s Loans.

“Air Rights” means those certain air rights owned by the Borrower with respect to 81 Greenwich Street, New York, New York, Block 19, Lot 18.

“Allowed Claim” has the meaning assigned to such term in the Confirmed Plan.

“Applicable Percentage” means, at any time, with respect to any Incremental Loan, an amount equal to the product of (a) the daily amount of interest payable on the then outstanding principal amount of such Incremental Loan, computed in accordance with Section 2.7 at the rate of 4.5% per annum, times (b) the number of days in the period commencing on the borrowing date for such Incremental Loan and ending on the Maturity Date.

“Appraised Value” means the fair market value of the Property set forth in the Closing Appraisal or any subsequent real estate appraisal requested by the Administrative Agent (it being understood and agreed that any such subsequent appraisal shall be conducted by an appraiser having the qualifications, and in accordance with the standards, policies and guidelines, specified in Section 4.1(i).

“Approved Joint Venture” means any joint venture organized for the purpose of developing the Property, in which the Limited Guarantor or any of its Subsidiaries is a partner or joint venturer and which has been consented to by the Administrative Agent (it being understood and agreed that the Administrative Agent shall review promptly and in good faith and reasonably consider any joint venture documents and information presented to it by the Loan Parties but shall have no obligation to consent to any such joint venture).

“Assignment and Assumption” means an agreement in the form of Exhibit B hereto.

“Assignment of Leases and Rents” has the meaning assigned to such term in Section 4.1(e).

“Assignee” has the meaning assigned to such term in Section 9.12(a).

“Assignor” has the meaning assigned to such term in Section 9.12(a).

“Automatic Debit Account” has the meaning assigned to such term in Section 5.10(a).

“Bankruptcy Case” means, collectively, cases of Syms Corp, Filene’s Basement, LLC and all other debtors that were filed on November 2, 2011, in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and which are jointly administered under Case No. 11-13511 (KJC).

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“Bankruptcy Code” means the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, 11 U.S.C. §§101 et seq, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court that has jurisdiction over the Bankruptcy Case.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

“Basel III” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Effective Date.

“Blocked Account” and “Blocked Accounts” have the respective meanings assigned to such terms in Section 5.10(b).

“Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.1.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required to close under the laws of such State.

“Capitalized Lease” means any lease, the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” means, as to any Person, such Person’s cash and cash equivalents, as defined in accordance with GAAP consistently applied.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq.

“Change in Control” means (a) failure on the part of the Limited Guarantor to own, beneficially and of record, at least 75% of the equity interests in Holdings having ordinary voting power for the election of directors or managing members or (b) failure on the part of Holdings to own, beneficially and of record, 100% of the equity interests in the Borrower having ordinary voting power for the election of directors or managing members; provided, however, that any such failure that results from the entry by the Limited Guarantor or Holdings into an Approved Joint Venture shall not constitute a Change in Control.

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“Closing Appraisal” has the meaning assigned to such term in Section 4.1(i).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Collateral” means all assets of the Borrower which secure the Obligations from time to time, including the Property, as such term is defined in the Mortgage.

“Commitment” means, as to each Lender, the obligation of such Lender to make Loans pursuant to Section 2.1.

“Commitment Amount” means, as to each Lender, the amount of such Lender’s Commitment. The initial Commitment Amount of each Lender is set forth opposite such Lender’s name on Schedule 1.1 hereto under the caption “Commitment Amount”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. Such Commitment Amounts may be (a) increased from time to time pursuant to Section 2.16 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.12.

“Confirmation Order” means the order dated August 30, 2012, entered by the Bankruptcy Court, confirming the Confirmed Plan.

“Confirmed Plan” means the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and Its Subsidiaries, as approved and confirmed by the Confirmation Order.

“Consent Order” means a final and non-appealable order entered by the Bankruptcy Court in form and substance reasonably satisfactory to the Administrative Agent, approving this Loan Agreement, the other Loan Documents and the transactions contemplated hereby and thereby. Attached as Exhibit C is a form of Consent Order satisfactory to the Administrative Agent.

“Contract Rate” has the meaning assigned to such term in Section 2.4(a).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code and Section 4001(a)(2) of ERISA.

“Default” means an event which with notice or lapse of time, or both, would constitute an Event of Default.

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“Defaulting Lender” means subject to Section 2.17, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding or any similar proceeding under any applicable Laws, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; it being understood that if a Lender has been turned over to the Federal Deposit Insurance Corporation (or a similar regulatory entity) for the purpose of sale or liquidation it shall be a Defaulting Lender.

“Disposition” means the sale, lease, conveyance, transfer or other disposition of the Property (whether in one or a series of transactions), including accounts and notes receivable (with or without recourse) and sale-leaseback transactions.

“Disputed Claim” has the meaning assigned to such term in the Confirmed Plan.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.5).

“Eligible Assignee” means any of (a) a commercial bank organized under the laws of the United States or any state thereof and having (x) total assets in excess of $2,000,000,000 and (y) a combined capital and surplus of at least $200,000,000; (b) a branch or agency licensed under the laws of the United States or any state thereof of a commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having (x) total assets in excess of $2,000,000,000 and (y) a combined capital and surplus of at least $200,000,000; (c) a life insurance company organized under the Laws of any state of the United States and having admitted assets of at least $2,000,000,000; (d) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof organized under the Laws of any state of the United States, and licensed or qualified to conduct such business under the Laws of any such state and having (1) total assets of at least $2,000,0000,000 and (2) a net worth of at least $200,000,000; (e) any Lender, or (f) an Affiliate of any Lender; provided, however, that none of the foregoing entities shall be or be deemed to be an Eligible Assignee if such entity’s primary business is the investment in distressed debt or securities; and provided, further, however, that (x) no Lender that is or at any time was a Defaulting Lender, nor any Affiliate of such Defaulting Lender, nor a Person who, upon becoming a Lender hereunder would constitute a Defaulting Lender, shall be an Eligible Assignee, unless consented to in writing by the Borrower and the Administrative Agent, and (y) no Loan Party, and no Affiliate of a Loan Party, shall qualify as an Eligible Assignee.

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“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to ERISA and (a) is maintained for employees of the Borrower or (b) with respect to which any Loan Party has any liability.

“Environmental Costs”: any and all actual, out of pocket costs or expenses (including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of, noncompliance with or liability under any Environmental Laws and Regulations or any orders, requirements, demands, or investigations of any Person related to any Environmental Laws and Regulations. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws and Regulations” means all federal, state and local environmental laws, regulations, ordinances, orders, judgments and decrees applicable to the Borrower or any other Loan Party, or any of their respective assets or properties.

“Environmental Liability” means any liability under any applicable Environmental Laws and Regulations for any disposal, release or threatened release of a hazardous substance, pollutant or contaminant, as those terms are defined under CERCLA, and any liability which would require a removal, remedial or response action, as those terms are defined under CERCLA, by any Person or by any environmental regulatory body having jurisdiction over the Borrower and its Subsidiaries and/or any liability arising under any Environmental Laws and Regulations for the Borrower’s or any Subsidiary’s failure to comply with such laws and regulations, including without limitation, the failure to comply with or obtain any applicable environmental permit.

“Environmental Proceeding” means any judgment, action, proceeding or investigation pending before any court or Governmental Authority, with respect to the Borrower or any Subsidiary and arising under or relating to any Environmental Laws and Regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

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“ERISA Affiliate” means any corporation, person or trade or business which is a member of a group which is under common control with the Borrower, who together with the Borrower, is treated as a single employer within the meaning of Section 414(b) – (o) of the Code and, if applicable, Section 4001(a)(14) and (b) of ERISA.

“Event of Default” has the meaning assigned to such term in Article 8.

“Executive Orders” has the meaning assigned to such term in Section 9.15(b).

“Exposure” means, with respect to any Lender as of any date the outstanding principal balance of such Lender’s Loans.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day, or if such day is not a Business Day, for the next preceding Business Day (or, if such rate is not so published for any such day, the average rate charged to the Person serving as the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent).

“Fee” and “Fees” have the respective meanings assigned to such terms in Section 2.5(c).

“Financial Statements” means the annual audited financial statements of the Limited Guarantor for its fiscal year ended March 1, 2014 that are part of its filing on Form 10-K for such fiscal year and the quarterly unaudited financial statements of the Limited Guarantor for its fiscal quarters ended May 31, 2014 and August 30, 2014 that are part of its filings on Form 10-Q for such fiscal quarters.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration, qualification or filing with, any Governmental Authority.

“Governmental Authority” means any nation and any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any tribunal or arbitrator of competent jurisdiction ..

“Hazardous Materials” means any toxic chemical, hazardous substances, contaminants or pollutants, medical wastes, infectious wastes, or hazardous wastes which have not been remediated in accordance with applicable Environmental Laws and Regulations.

“Holdings” means TPHGreenwich Holdings LLC, a Delaware limited liability company.

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“IDB” means Israel Discount Bank of New York.

“Increase Request” has the meaning assigned to such term in Section 2.16.

“Incremental Commitment” has the meaning assigned to such term in Section 2.16.

“Incremental Commitment Effective Date” has the meaning assigned to such term in Section 2.1(b).

“Incremental Lender” has the meaning assigned to such term in Section 2.16.

“Incremental Loan” has the meaning assigned to such term in Section 2.16.

“Indebtedness” means, with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific U.S. Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account or upon the application of such Person and bankers acceptances created for such Person, and (e) monetary obligations of such Person under a so-called synthetic lease, off-balance sheet or tax retention lease or under an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Initial Lender” means Sterling or IDB; and “Initial Lenders” means Sterling and IDB, collectively.

“Initial Loan” and “Initial Loans” have the respective meanings assigned to such terms in Section 2.1.

“Interest Rate Contracts” means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuation in interest rates.

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“Investment” means, with respect to any Person, (i) the purchase or acquisition by such Person of any equity interest, evidence of indebtedness or other security issued by any other Person, or any binding obligation or option by such Person to make such purchase or acquisition, (ii) any loan, advance, or extension of credit by such Person to, or contribution by such Person to the capital of, any other Person, or (iii) any purchase by such Person of all or any integral part of the business of any other Person or assets comprising such business or part thereof, or any binding obligation or option by such Person to make such purchase; provided, however, that the term “Investment” shall not include (a) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms and other investments in accounts, contract rights and chattel paper arising or acquired in the ordinary course of business or (b) stock or other securities acquired by such Person in connection with the satisfaction or enforcement of debts or claims due or owing to such Person or as security for any such debts or claims, provided that such debts or claims were not created for the purpose or with a view to the acquisition of such stock or other securities.

“Latest Balance Sheet” has the meaning assigned to such term in Section 3.8.

“Laws” means all applicable provisions of all (a) constitutions, treaties, statutes, laws, rules, regulations, codes and ordinances of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, judgments, awards and decrees of any Governmental Authority.

“Lender(s)” has the meaning specified in the introductory paragraph hereto and shall include Incremental Lenders.

“Lending Office” means, with respect to each Lender, the Lending Office designated below its name on the signature pages hereof or such other office of such Lender or of an affiliate of such Lender as it may from time to time specify to the Administrative Agent and the Borrower as the office at which its Loans are to be made and maintained.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Limited Guarantee” has the meaning assigned to such term in Section 4.1(c).

“Limited Guarantor” means Trinity Place Holdings Inc., a Delaware corporation.

“Loan” means an Initial Loan or an Incremental Loan, as the context may require; and “Loans” means the Initial Loans and the Incremental Loans, collectively.

“Loan Documents” means this Agreement, the Notes, and all other instruments, documents and agreements executed and delivered by the Borrower or the Limited Guarantor in connection herewith or therewith, including all amendments, modifications and supplements of or to all such instruments, documents and agreements.

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“Loan Party” means the Borrower or the Limited Guarantor; and “Loan Parties” means all of the foregoing, collectively.

“Material Adverse Effect” means any of the following: (a) a material adverse effect on the business, operation, property or financial condition of the Borrower or the Limited Guarantor or (b) a material adverse effect on the ability of the Borrower or the Limited Guarantor to perform its obligations under this Agreement, the Notes or the other Loan Documents.

“Material Amount” means (a) with respect to the Borrower or Holdings, $1,000,000 and (b) with respect to the Limited Guarantor, an amount equal to twenty percent (20%) of the aggregate fair market value of the assets of the Limited Guarantor.

“Material Indebtedness” means (a) with respect to the Borrower or Holdings, Indebtedness of the Borrower or Holdings, or obligations of the Borrower or Holdings in respect of one or more Interest Rate Contracts, exceeding in aggregate principal amount the sum of $1,000,000 and (b) with respect to the Limited Guarantor, Indebtedness of the Limited Guarantor, or obligations of the Limited Guarantor in respect of one or more Interest Rate Contracts, exceeding in the aggregate twenty percent (20%) of the aggregate fair market value of the assets of the Limited Guarantor. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Interest Rate Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Interest Rate Contract were terminated at such time.

“Maturity Date” means February 8, 2017, or any later date established in accordance with Section 2.15.

“Mortgage” has the meaning assigned to such term in Section 4.1(d).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.5(b).

“Note” means a Promissory Note made by the Borrower, in substantially the form of Exhibit A, payable to the order of a Lender, evidencing the obligation of the Borrower to repay the Loans made by such Lender, and includes any Note issued in exchange or substitution therefor.

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“Obligations” means, collectively, all of the indebtedness, liabilities and obligations of the Borrower to the Lenders and the Administrative Agent, whether now existing or hereafter arising, whether or not currently contemplated, including, without limitation, those arising under the Loan Documents and under any Interest Rate Contract to which a Lender or any Affiliate of a Lender is a party.

“OFAC” has the meaning assigned to such term in Section 9.15(b).

“Origination Fee” has the meaning assigned to such term in Section 2.5(a).

“Participant” has the meaning assigned to such term Section 9.12(e).

“Payor” has the meaning assigned to such term in Section 2.13.

“PBGC” means Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.1.

“Permitted Liens” means, as to any Person: (a) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Person), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of Cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against such Person that are being Properly Contested; (c) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being Properly Contested; (d) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties; and (e) Liens incidental to the conduct of the business of such Person or to the ownership of such Person’s property that were not incurred in connection with Indebtedness of such Person, all of which Liens referred to in this clause (e) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of such Person, and as to all the foregoing only to the extent arising and continuing in the ordinary course of business.

“Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

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“Plan” means at any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either: (a) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower, or by the Borrower for any other member of the Controlled Group, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Post-Default Rate” means (a) in respect of any Loans, a rate per annum equal to 4% plus the otherwise applicable rate of interest thereon and (b) in respect of other amounts payable by the Borrower hereunder (other than interest), a rate per annum equal to 4% plus the otherwise applicable rate of interest from time to time on Loans at the time of the Event of Default that resulted in the Post-Default Rate being instituted.

“Principal Office” means the principal office of the Administrative Agent presently located at 400 Rella Boulevard, Montebello, New York 10901.

“Pro Rata Share” means, as of any date and with respect to each Lender, the percentage equal to a fraction (a) the numerator of which is such Lender’s Commitment Amount on such date and (b) the denominator of which is the Total Commitment Amount on such date. If the Commitments have terminated or expired, the Lenders’ respective Pro Rata Shares shall be determined based upon the Commitment Amounts most recently in effect, giving effect to any assignments of Loans that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.1 hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Properly Contested” has the meaning assigned to such term in Section 5.2.

“Property” means the properties commonly known as 38-42 Trinity Place and 67 Greenwich Street, New York, New York 10006 and the Air Rights, all as more fully described in the Mortgage.

“Register” has the meaning assigned to such term in Section 9.12(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, any combination of two (2) or more Lenders holding more than 66-2/3% of the aggregate outstanding principal amount of the Loans or, if no Loans are then outstanding, the Total Commitment Amount. The Commitment of, and the outstanding principal amount of Loans held by, any Lender that is, as of such date of determination, a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders as provided in Section 2.17(a).

“Required Payment” has the meaning assigned to such term in Section 2.13.

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“Required Reserve” has the meaning assigned to such term in Section 5.10(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other entity, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, (b) in the case of a partnership, limited liability company or other entity, in which such Person is a general partner or a managing member or of which a majority of the partnership, membership or other equity interests are at the time owned by such Person and/or one or more of its Subsidiaries, or (c) in the case of a joint venture, in which such Person is a joint venturer and of which a majority of the ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. Unless the context otherwise requires, references in this Agreement to “Subsidiary” or “Subsidiaries” shall be deemed to be references to a Subsidiary or Subsidiaries of the Borrower.

“Tax Service Fee” has the meaning assigned to such term in Section 2.5(b).

“Title Policy” has the meaning assigned to such term in Section 4.1(f).

“Total Exposure” means, at any time, the outstanding principal balance of all Loans made by the Lenders hereunder.

“Total Commitment Amount” means the aggregate Commitment Amount of all the Lenders, which initially shall be $40,000,000 and may be increased to up to $50,000,000 pursuant to Section 2.16 hereof.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“U.S. Dollars” and “$” mean lawful money of the United States of America.

“WSJ Prime Rate” means the rate published from time to time by the Wall Street Journal as the U.S. Prime Rate, or, in the event that the Wall Street Journal ceases publication of prime rates, the base, reference or other rate then designated by the Administrative Agent, in its sole discretion, for other commercial loans that prior to such cessation accrued interest at a rate that was based upon the WSJ Prime Rate, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto. The effective interest rate applicable to the Loans shall change on the date of each change in the WSJ Prime Rate.

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Section 1.2           Other Definitional Provisions.

(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein, in the other Loan Documents, and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms which are not defined in Section 1.1 and accounting terms which are partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; references to Articles, Sections, Schedules and Exhibits are references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified; and the words “this Agreement” refer to this Loan Agreement, together with all schedules and exhibits hereto, as amended, restated, supplemented or otherwise modified from time to time.

(d)          Unless otherwise expressly specified herein, defined terms denoting the singular number shall, when in the plural form, denote the plural number of the matter or item to which such defined terms refer, and vice-versa. Words of the neuter gender mean and include correlative words of the masculine and feminine gender.

(e)          The Table of Contents and Article, Section, Schedule and Exhibit headings used in this Agreement are for convenience only and shall not affect the construction or meaning of any provisions of this Agreement.

(f)          Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person’s successors and assigns, (ii) to any Law defined or referred to herein shall be deemed references to such Law or any successor Law as the same may have been or may be amended or supplemented from time to time, and (iii) to any Loan Document or other document or agreement defined or referred to herein shall be deemed to refer to such Loan Document or other document or agreement (and, in the case of any Note or any other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, restated, supplemented or otherwise modified from time to time.

(g)          Unless otherwise specified, all references to times of day shall be to New York, New York times.

(h)          Unless otherwise specified, the term “including”, whenever used in this Agreement or any other Loan Document, shall be deemed to mean “including without limitation”.

(i)          All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes.

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ARTICLE II
COMMITMENTS; LOANS.

Section 2.1           Borrowing.

(a)          Each Lender hereby severally agrees, on the terms and subject to the conditions of this Agreement, to make a Loan (individually an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrower on the Effective Date in a principal amount equal to such Lender’s Commitment Amount set forth on Schedule 1.1 on such date.

(b)          In addition, in the event that one or more Incremental Commitments are established pursuant to Section 2.16, each Incremental Lender hereby severally agrees, on the terms and subject to the conditions of this Agreement, to make an Incremental Loan to the Borrower on the effective date of each such Incremental Commitment (the “Incremental Commitment Effective Date”), in a principal amount equal to such Incremental Commitment.

The Borrower shall borrow the Initial Loans in a single borrowing on the Effective Date and any Incremental Loans in a single borrowing on the Incremental Commitment Effective Date applicable thereto. The Lenders’ respective Initial Commitments shall terminate at the close of business on the Effective Date and their Incremental Commitments shall terminate at the close of business on the Incremental Commitment Effective Date. All Loan proceeds shall be disbursed to the Borrower by depositing the amount thereof in an account of the Borrower designated by the Borrower and maintained with the Administrative Agent. Amounts repaid or prepaid in respect of the principal of any Loans may not be reborrowed.

Section 2.2           Evidence of Loans.

(a)          The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest accrued and payments made thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)          The Borrower shall execute and deliver Notes to the Lenders (through the Administrative Agent), which Notes shall evidence the Lenders’ respective Loans in addition to the accounts and records specified above.

Section 2.3           Repayment and Prepayment of Loans.

(a)          The Loans shall be interest-only until the Maturity Date. The principal amount of the Loans then outstanding shall be paid in full on the Maturity Date (as it may be extended pursuant to Section 2.15).

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(b)          The Borrower shall have the right to prepay the Loans at any time, in whole or in part, without premium or penalty, in the minimum amounts specified in Section 2.8.

(c)          To the extent the Administrative Agent or any Lender receives payment of any amount under the Loan Documents, whether by way of payment by the Borrower, set-off or otherwise, which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, in whole or in part, then, to the extent of such payment received, the Obligations or part thereof intended to be satisfied thereby shall be revived and shall continue in full force and effect.

Section 2.4           Interest.

(a)          The Borrower shall pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loan made by such Lender for the period commencing on the date such Loan is made until it is paid in full, at a rate per annum equal to the greater of (i) the WSJ Prime Rate plus one and a quarter percent (1.25%) or (ii) four and a half percent (4.5%) (the “Contract Rate”); provided, however, that the Contract Rate shall be automatically increased by one and a half percent (1.5%) per annum during any period in which the Borrower does not maintain available credit balances in its deposit accounts with the Administrative Agent (other than the Blocked Account) sufficient to make payments then due hereunder and under the other Loan Documents.

(b)          Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the Loans, and on any other amounts payable by the Borrower hereunder or under any other Loan Documents, after as well as before judgment, at the applicable Post-Default Rate.

(c)          Interest accrued on the Loans shall be payable monthly in arrears on the first day of each month (commencing with March 1, 2015) and upon any payment or prepayment of the Loans (but only on the principal amount so paid or prepaid); provided, however, that interest that is payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent in accordance with the terms hereof.

(d)          Each payment of interest shall be debited on the due date thereof from the Borrower’s operating account with the Administrative Agent, or, if sufficient funds are unavailable in such account on such day, from any other account of the Borrower maintained with the Administrative Agent.

(e)          If the Administrative Agent has not received the full amount of any payment (other than a principal payment) within seven (7) days after its due date, the Borrower shall pay a late fee to the Administrative Agent for the ratable benefit of the Lenders in an amount equal to three percent (3%) of the overdue payment. The Borrower will pay the late fee promptly but only once with respect to each late payment.

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(f)          Anything in this Agreement or any of the Notes to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to any Lender to the extent that such Lender’s receipt thereof would not be permissible under the law or laws applicable to such Lender limiting rates of interest that may be charged or collected by such Lender. Any such payments of interest that are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to such Lender on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to such Lender limiting rates of interest that may be charged or collected by such Lender. Such deferred interest shall not bear interest.

Section 2.5           Fees.

(a)          The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders, on the Effective Date, a one-time fee (the “Origination Fee”) in the amount of Two Hundred Thousand Dollars and 00/100 ($200,000.00). The Origination Fee shall be deemed earned when paid and shall not be refundable.

(b)          The Borrower shall pay to the Administrative Agent for its own account, on the Effective Date, a one-time tax service fee (the “Tax Service Fee”), in the amount of Four Hundred Twenty Dollars and 00/100 ($420.00).

(c)          The Origination Fee and the Tax Service Fee are hereinafter sometimes referred to individually as a “Fee” and collectively as the “Fees”.

Section 2.6           Use of Proceeds.

The proceeds of the Loans may be used by the Borrower solely as follows: (a) to declare or pay dividends or distributions of any kind on its outstanding stock or membership interests to Limited Guarantor, which proceeds shall be used by Limited Guarantor solely to satisfy Allowed Claims pursuant to the Confirmed Plan, the Confirmation Order and the Consent Order or for such other purposes as provided by the Confirmed Plan, the Confirmation Order and the Consent Order, and (b) after the payment of such Allowed Claims and/or the establishment of reserves for the potential future payment of any Disputed Claims as required by the Confirmed Plan, the Confirmation Order or the Consent Order, for such other lawful purposes as the Borrower may elect; provided, however, that no Loan proceeds may be used to construct any improvements on or make any alterations to the Property.

Section 2.7           Computations.

Interest and Fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

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Section 2.8           Minimum Amounts of Borrowings and Repayments.

All borrowings shall exhaust the full remaining amount of the Commitments: (i) Borrowings made pursuant to Section 2.1(a) shall exhaust the Total Commitment Amount as in effect on such date and (ii) in the event of the establishment of one or more Incremental Commitments as provided in Section 2.16, the Borrower may borrow, on the relevant Incremental Commitment Effective Date, an amount equal to the full amount of such Incremental Commitment. Except for prepayments that result in the repayment in full of the Loans, each prepayment of principal of Loans hereunder shall be in a minimum amount of $1,000,000 and, if in excess thereof, in integral multiples of $100,000.

Section 2.9           Time and Method of Payments.

All payments of principal, interest and other amounts (including indemnities) payable by the Borrower hereunder shall be made in Dollars, in immediately available funds, to the Administrative Agent at the Principal Office not later than 1:00 p.m. on the date on which such payment shall become due (and the Administrative Agent or any Lender for whose account any such payment is to be made may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Borrower with the Administrative Agent or such Lender, as the case may be). Each payment received by the Administrative Agent hereunder for the account of a Lender shall be paid promptly to such Lender, in like funds, for the account of such Lender’s Lending Office for application in respect of which such payment is made.

Section 2.10         Lending Offices.

The Loans made by each Lender shall be made and maintained at such Lender’s applicable Lending Office.

Section 2.11         Several Obligations.

The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve the other Lenders of their respective obligations to make their Loans on such date, but no Lender shall be responsible for the failure of the other Lenders to make Loans to be made by such other Lenders.

Section 2.12         Pro Rata Treatment Among Lenders.

Except as otherwise provided herein: (a) each borrowing of Loans under Section 2.1 will be made from the Lenders, and each payment of Fees (other than the Tax Service Fee, which shall be paid to and for the benefit of the Administrative Agent) shall be made for the account of the Lenders, pro rata according to their respective Pro Rata Shares and (b) each payment, repayment and prepayment of principal of or interest on the Loans will be made to the Administrative Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by such Lenders.

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Section 2.13         Non-Receipt of Funds by the Administrative Agent.

Unless the Administrative Agent shall have received notice from a Lender or the Borrower (in such capacity, the “Payor”) prior to the date on which such Lender is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Administrative Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, repay to the Administrative Agent the amount made available to it together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) when the recipient is a Lender, the Federal Funds Rate for such day, or (ii) when the recipient is the Borrower, the rate of interest applicable to such Loan.

Section 2.14         Sharing of Payments and Set-Off Among Lenders.

The Borrower hereby agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it at any of its offices against any principal of or interest on any of its Loans hereunder or any fee or other amount payable to it, that is not paid when due and with respect to which all applicable grace periods have lapsed (regardless of whether such balances are then due the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that its failure to give such notice shall not affect the validity thereof. If other than as expressly provided elsewhere herein, any Lender shall obtain on account of its Loans, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, banker’s lien, counterclaim or otherwise) of principal or interest in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in their Loans as shall be necessary to cause such purchasing Lender to share the excess payment in respect of its Loans or such participations, as the case may be, pro rata with each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation in the Loans held by the other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

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Section 2.15         Extension of Maturity Date.

The Borrower may extend the initial Maturity Date from February 8, 2017 to a date no later than August 8, 2017 by written notice to the Administrative Agent delivered at least thirty (30) days, but not more than ninety (90) days, prior to the initial Maturity Date, provided that no Event of Default has occurred and is continuing on the date of such notice or on the initial Maturity Date. Promptly upon receipt of such written notice, the Administrative Agent shall deliver a copy to each Lender and the initial Maturity Date shall be deemed so extended.

Section 2.16         Additional Commitments.

At any time prior to the Maturity Date (as such date may be extended pursuant to Section 2.15), the Borrower may, by written notice (an “Increase Request”) to the Administrative Agent (which shall promptly deliver copies to the Lenders) request that the Total Commitment Amount be increased by the amount specified in such notice (any such increase herein called an “Incremental Commitment” and any loans made pursuant to an Incremental Commitment herein called “Incremental Loans”); provided, however, that (i) no Incremental Commitment shall be less than $5,000,000, (ii) the aggregate Incremental Commitments requested by the Borrower hereunder shall in no event exceed $10,000,000, (iii) after giving effect to all Incremental Commitments requested by the Borrower hereunder, the Total Commitment Amount shall not exceed the lesser of (x) $50,000,000 or (y) 50% of the Appraised Value of the Property, (iv)  the proceeds of the Incremental Loans shall only be used in compliance with Section 2.6, (v) no Event of Default shall have occurred and be continuing on the date on which any Incremental Commitment becomes effective or would result from such Incremental Commitment or from borrowing the Incremental Loans, (vi) the Incremental Loans shall bear the same interest rate and shall have the same Maturity Date (as such date may be extended pursuant to Section 2.15) and amortization schedule as the Initial Loans hereunder (i.e., there shall be no required prepayments prior to the Maturity Date, except upon acceleration pursuant to Article VII) and (vii) the Incremental Commitments and the Incremental Loans shall be subject to such other terms and conditions, the delivery of such documents (including documents required to reflect increases in the Mortgage and the Title Policy) and the payment of such fees and taxes (including origination fees in an amount equal to one-half of one percent of the Incremental Commitment, legal fees and mortgage recording taxes on the increase in the amount of the Mortgage) as the Borrower, the Incremental Lenders and the Administrative Agent may agree. Each Incremental Loan and the collateral therefor will be pari passu with the Intial Loan. Each Increase Request shall specify the identity of each existing Lender and Eligible Assignee to whom the Borrower proposes any portion of the requested Incremental Commitments be allocated and the amounts of such allocations (each such existing Lender (to the extent of its Incremental Commitment) and Eligible Assignee herein called an “Incremental Lender”); provided, however, that (A) the Borrower shall offer the Incremental Commitments to the existing Lenders before offering them to any Eligible Assignee that is not a Lender already, (B) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Commitment offered to it and (C) any Eligible Assignee to whom the Borrower proposes any portion of the requested Incremental Commitments be allocated that is not already a Lender shall be satisfactory to the Administrative Agent (whose approval shall not be unreasonably withheld or delayed) and shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”). Upon the effectiveness of any Accession Agreement to which any Eligible Assignee is a party, (i) such Eligible Assignee shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender and subject to all obligations of a Lender hereunder and (ii) Schedule 1.1 shall be deemed to have been amended to reflect the Commitment of such Eligible Assignee as provided in such Accession Agreement. The Borrower shall borrow the full amount of each Incremental Commitment on the date such Incremental Commitment becomes effective. All Incremental Commitments shall constitute Commitments, all Incremental Loans shall constitute Loans, and all Incremental Lenders shall constitute Lenders, for purposes of this Agreement and all other Loan Documents.

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Section 2.17         Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          The Commitment and the Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.5, other than in respect of an increase in the amount of such Defaulting Lender’s Commitment or an extension of the Maturity Date), provided that any waiver, amendment or modification requiring the consent of all Lenders, and any waiver, amendment or modification which, if determined adversely to a Defaulted Lender, would adversely affect such Defaulting Lender differently than other affected Lenders, shall require the consent of such Defaulting Lender; and

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(b)          Any amount payable to any Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if such payment is a prepayment of the principal amount of any Loan, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loan of any Defaulting Lender.

(c)          In the event that the Administrative Agent and the Borrower each agrees, in a writing signed by the Administrative Agent and the Borrower, that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share. Except as expressly modified by this Section 2.17, the performance by the Borrower under any Loan Documents shall not be excused or otherwise modified, nor shall its rights be increased, as a result of this Section 2.17.

(d)          In the event that any Lender becomes a Defaulting Lender, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.12) all its interest, rights and obligations under this Agreement to one or more Eligible Assignees acceptable to (i) the Borrower (unless an Event of Default has occurred and is continuing) and (ii) the Administrative Agent, which consent, in each case shall not be unreasonably withheld or delayed, which financial institution shall assume such obligations; provided that (A) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (B) the Borrower or the assignee or assignees, as the case may be, shall pay to such Defaulting Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Any Lender being replaced shall execute and deliver an Assignment and Assumption covering such Lender's Loans and Commitment and otherwise comply with this Section. If a Lender being replaced refuses to execute and deliver such Assignment and Assumption or otherwise comply with this Section, such Lender hereby irrevocably constitutes and appoints the Administrative Agent as such Lender's attorney-in-fact, which power of attorney is coupled with an interest and irrevocable, to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments. Upon receipt by such Defaulting Lender of all amounts required to be paid to such Lender pursuant to this Section, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Defaulting Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the assignee shall be effective for purposes of this Section 2.17 and Section 9.12. A Defaulting Lender shall not be required to make any such assignment if, prior to the Administrative Agent’s approval of such assignment, the circumstances entitling the Borrower to require such assignment cease to apply.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Lenders and the Administrative Agent as of the date hereof that:

Section 3.1           Organization.

(a)          Each Loan Party is duly organized and validly existing under the laws of its state of organization and has the power to own its assets and to transact the business in which it is presently engaged.

(b)          Each Loan Party is in good standing in its state of organization and in each state in which the character of the properties owned or the business transacted requires qualification, except to the extent that the failure to do so could not be reasonably expected to have a Material Adverse Effect.

Section 3.2           Power, Authority, Consents.

Each Loan Party has the power to execute, deliver and perform the Loan Documents to be executed by it. The Borrower has the power to request extensions of credit and has taken all necessary action, corporate or otherwise, to authorize the borrowings hereunder on the terms and conditions of this Agreement. Each Loan Party has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of the Loan Documents to be executed by it. No consent or approval of any Person (including, without limitation, any equity holder of any Loan Party), no consent or approval of any landlord or mortgagee (excluding the Lenders and the Administrative Agent), no waiver of any Lien or right of distraint or other similar right and no consent, license, certificate of need, approval, authorization or declaration of any applicable governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by any Loan Party of, the extensions of credit under, or the validity or enforceability of, any of the Loan Documents to which it is a party, except for consents which have been duly and validly obtained on or prior to the date hereof and are currently in full force and effect.

Section 3.3           No Violation of Law or Agreements.

The execution and delivery by the Loan Parties of the Loan Documents to which they are party, the performance by the Loan Parties thereunder and the extensions of credit to Borrower hereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or any certificate of incorporation or by-laws or other organizational document of any Loan Party, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which any Loan Party is party, or by which any Loan Party is bound or any of its properties or assets is affected, except for such defaults and breaches which in the aggregate could not have a Material Adverse Effect, or result in the imposition of any Lien of any nature whatsoever upon the Property.

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Section 3.4           Due Execution, Validity, Enforceability.

This Agreement and each other Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and each constitutes the valid and legally binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

Section 3.5           Title to Properties.

The Borrower has good, marketable and insurable title in fee simple to the Property, except for Permitted Liens and such additional defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6           Judgments, Actions, Proceedings.

Except as set forth on Schedule 3.6, there are no outstanding judgments, investigations, actions or proceedings, including, without limitation, any Environmental Proceeding, pending before any court or governmental authority, bureau or agency, with respect to or, to the best of the Borrower’s knowledge, threatened against or affecting any Loan Party or any Loan Party’s assets involving, in the case of any court proceeding, a Material Amount nor, to the best of the Borrower’s knowledge, is there any reasonable basis for the institution of any such action or proceeding that is probable of assertion, nor are there any pending actions or proceedings in which any Loan Party is a plaintiff or complainant, involving, in the case of any court proceeding, a Material Amount.

Section 3.7           No Defaults, Compliance With Laws.

Except as set forth on Schedule 3.7, none of the Loan Parties is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a Material Adverse Effect. Borrower has complied and is in compliance in all respects with all applicable laws, ordinances and regulations, resolutions, ordinances, decrees, executive orders, judgments and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, including, without limitation, all applicable provisions of the Americans with Disabilities Act (42 U.S.C. §12101-12213) and the regulations issued thereunder and all applicable Environmental Laws and Regulations, non-compliance with which could have a Material Adverse Effect.

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Section 3.8           Financial Statements.

Each of the Financial Statements is complete and presents fairly the financial position of the Limited Guarantor as at its date and the results of operations of the Limited Guarantor for the fiscal period ended on such date, and has been prepared in accordance with GAAP. The Limited Guarantor has no material obligation, liability or commitment, direct or contingent (including, without limitation, any Environmental Liability), that is not reflected in the Financial Statements. There has been no material adverse change in the financial position or operations of the Limited Guarantor since the date of the latest balance sheet included in the Financial Statements (the “Latest Balance Sheet”). The Loan Parties’ fiscal year is the twelve-month period ending on March 1 in each year.

Section 3.9           Tax Returns.

Each Loan Party has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof, except where such failure to file or failure to pay could not, individually or in the aggregate, have a Material Adverse Effect. Except to the extent that reserves therefor are reflected in the Financial Statements: (i) there are no material federal, state or local tax liabilities of any Loan Party, due or to become due for any tax year ended on or prior to the date of the Latest Balance Sheet relating to such entity, whether incurred in respect of or measured by the income of such entity, that are not properly reflected in the Latest Balance Sheet relating to such entity, and (ii) there are no material claims pending or, to the knowledge of the Borrower, proposed or threatened against any Loan Party for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

Section 3.10         Intangible Assets.

Each Loan Party possesses all patents, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without any conflict with the patents, trademarks, service marks, trade names, and copyrights and rights with respect to the foregoing, of any other Person.

Section 3.11         Regulation U.

No part of the proceeds of the Loans will be used directly or indirectly for: (a) any purpose other than as set forth in Section 2.6, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any “margin stock”, as such term is defined in §221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221.

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Section 3.12         Name Changes, Mergers, Acquisitions.

Except as set forth on Schedule 3.13 hereto, no Loan Party has within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or, except in the ordinary course of business, acquired all or substantially all of the assets of any Person.

Section 3.13         Full Disclosure.

Neither the Financial Statements nor any certificate, opinion, or any other statement made or furnished in writing to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with this Agreement or the transactions contemplated herein or pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. There is no fact known to the Borrower that has, or would in the now foreseeable future have, a Material Adverse Effect, which fact has not been set forth herein, in the Financial Statements, in filings with the Securities and Exchange Commission or in any certificate, opinion or other written statement so made or furnished to the Administrative Agent or the Lenders.

Section 3.14         Licenses and Approvals.

Borrower has all necessary licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations arising under or relating to Environmental Laws and Regulations, to own and operate its properties and to carry on its business as now conducted, the absence of which would have a Material Adverse Effect.

Section 3.15         ERISA.

Except as set forth on Schedule 3.16 hereto, no Employee Benefit Plan is maintained or has ever been maintained by the Borrower or any ERISA Affiliate, nor has the Borrower or any ERISA Affiliate ever contributed to a Multiemployer Plan.

There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be “parachute payments” under 280G of the Code that are nondeductible to any Loan Party and which will be subject to tax under Section 4999 of the Code which could result in a Material Adverse Effect with respect to any Loan Party.

Section 3.16         OFAC.

No Loan Party: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/index.html or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person. None of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

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ARTICLE IV
CONDITIONS TO INITIAL LOANS

Section 4.1           Conditions to Initial Loan(s).

The obligations of the Lenders to make any Loans hereunder shall not become effective until the date on which the Administrative Agent has received all of the following documents, evidence, information and payments (in the case of documents, dated or certified as of the Effective Date unless otherwise provided herein and in form and substance satisfactory to the Administrative Agent), except to the extent waived by the Administrative Agent:

(a)          Loan Agreement. The Loan Agreement, duly executed by the Borrower, the Administrative Agent and the Lenders;

(b)          Notes. The Notes, duly executed by the Borrower;

(c)          Carveout Guarantee. A carveout guaranty, duly executed by the Limited Guarantor (the “Limited Guarantee”);

(d)          Mortgage. A mortgage duly executed by the Borrower (the “Mortgage”), granting to the Administrative Agent for the ratable benefit of the Lenders, as security for the Obligations, a mortgage on the Property, all improvements and fixtures thereon, and all other assets specified in the Mortgage;

(e)          Intentionally Omitted.

(f)          Title Insurance. A title insurance policy (the “Title Policy”) issued on the current form of ALTA Lender’s Policy of Title Insurance and otherwise in form acceptable to the Administrative Agent with respect to the Mortgage, which policy shall (1) be issued by an insurer that has an Alfred M. Best Company, Inc. rating of “A-“ or higher (or in the event an Alfred M. Best Company, Inc. rating is not available, a rating acceptable to the Administrative Agent from another national insurance rating company acceptable to the Administrative Agent) and is in all respects acceptable to the Administrative Agent, (2) insure the Administrative Agent’s lien under the Mortgage as a valid mortgage lien on the Property, subject only to title exceptions that are acceptable to the Administrative Agent, for an amount not less than $40,000,000, and (3) contain such endorsements and affirmative coverages as shall be required by the Administrative Agent, together with evidence that the premium with respect to such policy has been paid and copies of any encumbrances of record on the Property;

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(g)          Flood Insurance. Evidence satisfactory to it that the Property is not located in a federally designated special flood hazard area, or if it is so located, a flood insurance policy covering it;

(h)          Environmental Audit. A Phase I environmental audit prepared with respect to the Property by a firm of environmental consultants that is acceptable to the Administrative Agent, disclosing no actual or contingent environmental liability or other environmental matter that is not acceptable to the Administrative Agent;

(i)          Real Estate Appraisal. An appraisal (the “Closing Appraisal”) conducted by a firm of MAI-certified appraisers in accordance with the Uniform Standard of Professional Appraisal Practice (USPAP) set forth by the Appraisal Standards Board of the Appraisal Foundation, as well as the Administrative Agent’s regulatory appraisal policies and guidelines, setting forth the fair market value of the Property in detail, and based upon assumptions, reasonably satisfactory to the Administrative Agent, which fair market value shall be not less than $100,000,000;

(j)          Survey. An as-built survey of the Property prepared by a licensed surveyor satisfactory to the Administrative Agent and certified to the Administrative Agent and the issuer of the Title Policy, showing a state of facts satisfactory to the Administrative Agent and its counsel;

(k)          Environmental Indemnity. An Environmental Compliance and Indemnification Undertaking, duly executed by the Borrower;

(l)          Intentionally Omitted.

(m)          Documents Listed on the Closing Checklist. All other documents listed on the closing checklist provided by the Administrative Agent to the Borrower prior to the Effective Date;

(n)          Financing Statements. (1) UCC-1 financing statements properly completed for filing in the office of the New York Secretary of State and the office of the county clerk for New York County and (2) evidence that no financing statements are currently on record in any such office naming the Borrower as debtor;

(o)          Insurance. Certificates of insurance satisfactory in form and substance to the Administrative Agent (issued on ACORD 28 in the case of property insurance and ACCORD 25 in the case of liability insurance) with respect to the insurance required by this Agreement or any of the other Loan Documents, which shall include loss payable clauses naming the Administrative Agent as lender loss-payee or additional insured, as appropriate, and shall show that the insurance policies listed therein shall be in effect for a period of not less than one year following the Effective Date;

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(p)          Operating Accounts. Evidence satisfactory to it that the Borrower and the Limited Guarantor have established their respective operating accounts with the Administrative Agent in accordance with Section 5.10;

(q)          Blocked Accounts. Evidence satisfactory to it that the Borrower has established the Blocked Accounts with the Initial Lenders, has deposited $1,800,000.00 in each Blocked Account (for a total of $3,600,000.00) and has pledged the funds in the Blocked Accounts to the Administrative Agent for the ratable benefit of the Lenders;

(r)          Opinions of Counsel. The favorable written opinions of Kramer Levin Naftalis and Frankel LLP, counsel to the Loan Parties, and Morris Nichols, Arsht & Tunnell LLP, Delaware bankruptcy counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, as to such matters as the Administrative Agent may reasonably require. The Borrower hereby requests that said counsel deliver such opinions;

(s)          Evidence of Authority, Actions and Incumbency. Originals or copies of such documents as the Administrative Agent may request (all of which shall be certified by such corporate officers or governmental officials as the Administrative Agent may require) relating to the existence and corporate authority of each Loan Party, the taking of all necessary action to authorize the execution, delivery and performance by each Loan Party of the Loan Documents to which it is party, and the incumbency and authenticity of the signature of each officer who executes a Loan Document on behalf of a Loan Party;

(t)          Financial Statements. Copies of (i) the Financial Statements, certified to the Administrative Agent’s satisfaction and (ii) a balance sheet of the Borrower as at the Effective Date, certified to the Administrative Agent’s satisfaction;

(u)          Consent Order. A copy of the Consent Order, certified to the Administrative Agent’s satisfaction;

(v)          Payment of Fees. Evidence satisfactory to it that the Borrower has paid the Fees in full;

(w)          Payment of Legal and Due Diligence Expenses. Evidence satisfactory to it that the Borrower has paid (i) all invoiced fees and disbursements of Windels Marx Lane & Mittendorf, LLP, counsel to the Administrative Agent, relating to this transaction and (ii) all other reasonable, out of pocket costs and expenses incurred by the Administrative Agent in accordance with this Agreement, including without limitation the Closing Appraisal and the environmental audit;

(x)          Know Your Customer. Such reasonable documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, as the Administrative Agent or any Lender may reasonably request;

(y)          Disbursement Instructions. Disbursement instructions duly executed by the Borrower; and

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(z)          Additional Documents and Information. Such other documents or information as the Administrative Agent may reasonably specify.

The funding of the Initial Loans shall be evidence of the satisfaction or waiver of all the conditions precedent set forth in this Article IV. The Borrower’s acceptance of the proceeds of the Initial Loans shall constitute a representation and warranty that (1) the Loan Parties are in compliance in all material respects with all the terms, covenants and conditions of the Loan Documents, (2) there exists no Default or Event of Default, and (3) the representations and warranties in the Loan Documents are true as of the date hereof in all material respects.

ARTICLE V
AFFIRMATIVE COVENANTS.

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Documents shall have been paid in full, unless it shall have obtained the Administrative Agent’s prior written consent:

Section 5.1           Existence, Properties.

The Borrower shall do or cause to be done all things necessary to:

(a)          preserve and keep in full force and effect its legal existence;

(b)          remain or become a limited liability company qualified to engage in business in good standing in all jurisdictions in which the character of its properties or the transaction of its business make such qualification necessary;

(c)          maintain, preserve and protect all permits, rights and privileges necessary for the proper conduct of its business and all franchises, licenses, patents, trade names, trademarks and copyrights owned by or licensed to it that are necessary or desirable in the normal conduct of its business; and

(d)          ensure that the Property is maintained and kept in good repair, working order and condition, and from time to time take all reasonable action to make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that, in the reasonable judgment of the Administrative Agent, the business carried on in connection therewith may be properly and advantageously conducted at all times.

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Section 5.2           Payment of Indebtedness, Taxes.

The Borrower shall pay all of its Indebtedness and obligations in accordance with normal terms and trade practices and shall pay and discharge or cause to be paid or discharged all taxes, assessments or other governmental charges or levies imposed upon it or upon its income and profits or upon its property, real, personal or mixed, or upon any part thereof, before the date on which it becomes delinquent and penalties attach thereto, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower shall not be required to pay and discharge any such debt, obligation, tax, assessment, charge, levy or claim so long as it is Properly Contested. For purposes of this Agreement, any debt or obligation of, any tax, assessment, charge, levy or claim against, the alleged violation of any Law or legal requirement asserted against, and any litigation or other legal proceeding involving, any Person shall be deemed to be “Properly Contested” only if (a) it shall be contested diligently and in good faith by appropriate proceedings, (b) such Person shall have assigned on its books adequate reserves with respect to any such debt, obligation, tax, assessment, charge, Law, legal requirement levy or claim so contested, and (c) no material portion of such Person’s assets (including, in the case of the Borrower, the Property) shall be subject to encumbrance, loss or forfeiture by reason of such contest.

Section 5.3           Financial Statements, Reports, etc.

The Borrower shall furnish or cause to be furnished, as applicable, to the Administrative Agent (in reasonable detail satisfactory to the Administrative Agent and in sufficient number for distribution to each Lender):

(a)          As soon as available, but in any event within one hundred twenty (120) days after the last day of each of its fiscal years, a consolidated balance sheet of the Limited Guarantor and its Subsidiaries as at such last day of such fiscal year, and consolidated statements of income and retained earnings and statements of cash flow for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, and certified without qualification by a nationally recognized independent public accounting firm or by any other certified public accounting firm satisfactory to the Administrative Agent as fairly presenting the financial position and results of operations of the Limited Guarantor and its consolidated Subsidiaries as at and for the year ending on its date and as having been prepared in accordance with GAAP; provided, however, that the Borrower may satisfy its obligations to deliver the financial statements described in this Section 5.3(a) by furnishing to the Administrative Agent in sufficient number for distributions to the Lenders copies of its annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, so long as the Limited Guarantor is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made.

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(b)          As soon as available, but in any event within one hundred twenty (120) days after the last day of each of its fiscal years, the balance sheet of the Borrower as at such last day of such fiscal year, and the statements of income and retained earnings and statements of cash flow for such fiscal year, used to prepare the Limited Guarantor’s certified financial statements specified in Section 5.3(a), each prepared internally and certified by the Chief Financial Officer of the Borrower as accurately presenting the financial position and the results of operations of the Borrower as at its date and for such quarter and as having been prepared in accordance with GAAP.

(c)          As soon as available, but in any event within sixty (60) days after the end of each of the Limited Guarantor’s fiscal quarters, a consolidated balance sheet of the Limited Guarantor and the Subsidiaries as of the last day of such quarter and consolidated statements of income and retained earnings and statements of cash flow for such quarter, all in reasonable detail, each such statement to be reviewed by a nationally recognized independent public accounting firm or by any other certified public accounting firm satisfactory to the Administrative Agent; provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this Section 5.3(c) by furnishing to the Administrative Agent in sufficient number for distribution to the Lenders copies of its quarterly report on Form 10-Q in respect of such fiscal quarter together with the financial statements required to be attached thereto, so long as the Limited Guarantor is required to file such quarterly report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made.

(d)          As soon as available, but in any event within sixty (60) days after the end of each of the Borrower’s fiscal quarters, a balance sheet of the Borrower as of the last day of such quarter and statements of income and retained earnings and statements of cash flow for such quarter, all in reasonable detail, each such statement to be compiled by a nationally recognized independent public accounting firm or by any other certified public accounting firm satisfactory to the Administrative Agent

(e)          Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Notes and the other Loan Documents, as the Administrative Agent may reasonably request from time to time.

(f)          At the same time as it delivers the financial statements required under the provisions of Section 5.3(a) through (d), a certificate of a senior officer of the Borrower or the Limited Guarantor, as the case may be, to the effect that no Event of Default exists or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.

(g)          Promptly upon their becoming available, copies of any: (i) publicly filed financial statements, reports and notices; (ii) correspondence or notices received by the Borrower from any federal, state or local governmental authority that regulates the operations of the Borrower or the Property, relating to an actual or threatened change or development that would be materially adverse to the Borrower; and (iii) registration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by the Limited Guarantor with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission.

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(h)          Promptly upon their becoming available, copies of: (i) all correspondence with the PBGC, the Secretary of Labor or any representative of the Internal Revenue Service with respect to any Plan, relating to an actual or threatened change or development that would be materially adverse to the Borrower; (ii) all actuarial valuations received by the Borrower with respect to any Plan; and (iii) any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from the PBGC to the Borrower with respect to the intent of the PBGC to institute involuntary termination proceedings.

(i)          Such other material additional information regarding the business, affairs and condition of the Borrower or the Limited Guarantor as the Administrative Agent may from time to time reasonably request.

Section 5.4           Notice of Adverse Events and Significant Changes.

The Borrower shall, promptly after obtaining knowledge thereof, furnish to the Administrative Agent written notice of:

(a)          the occurrence of any event which constitutes an Event of Default;

(b)          the commencement of any action or proceeding involving or affecting (x) any Loan Party or any properties or assets of any Loan Party an adverse determination of which could reasonably be expected to have a Material Adverse Effect or (y) the Property;

(c)          any litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(d)          any change in the business, operations, property or condition (financial or otherwise) of any Loan Party which could reasonably be expected to have a Material Adverse Effect, other than a change in market conditions generally; and

(e)          (i) any release or discharge by the Borrower of any Hazardous Materials required to be reported under Environmental Laws and Regulations to any Governmental Authority; (ii) any condition, circumstance, occurrence or event that could result in material Environmental Costs or could result in the imposition of any lien or other restriction on the title, ownership or transferability of the Property; and (iii) any proposed action to be taken by any Loan Party that could subject the Borrower to any material additional or different requirements or liabilities under Environmental Laws and Regulations.

Section 5.5           Books and Records; Inspection; Audits.

The Borrower shall maintain proper books and records with respect to the operation of its business in accordance with GAAP consistently applied; permit authorized representatives of the Administrative Agent to visit and inspect from time to time upon reasonable notice during business hours (or at any time after the occurrence and during the continuance of an Event of Default hereunder) the Property and any of the offices of the Borrower, to examine the books and records of the Borrower and make copies or extracts therefrom and to discuss the affairs of the Borrower with its officers and accountants.

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Section 5.6           Insurance.

The Borrower shall (a) keep the Property and all of its other assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion, and other hazards insured against by extended coverage in amounts sufficient to prevent it from becoming a co insurer (other than maintaining reasonable deductibles) and in any event 100% of the full insurable value (replacement value if available) of the property insured, (b) maintain with financially sound and reputable insurers, insurance against hazards, risks and liability to persons and property to the extent and in the manner customary for companies in similar business similarly situated, including flood insurance in the maximum amount available for the building and all improvements at the Premises and all contents therein, (c) provide to the Administrative Agent no later than thirty (30) days prior to the scheduled expiration date of any insurance policy, evidence satisfactory to the Administrative Agent that such expiration date has been extended for at least one year (including evidence of payment of the relevant premiums), (d) ensure that the Administrative Agent is named at all times a lender loss payee or additional insured, as appropriate, on all of the Borrower’s insurance policies, and (e) promptly upon request by the Administrative Agent, provide such other information regarding the insurance maintained by the Borrower as the Administrative Agent may require.

Section 5.7           Compliance with Laws.

The Borrower shall observe and comply in all material respects with all Laws which now or at any time hereafter may be applicable to the Borrower and/or the Property (including all applicable provisions of ERISA, the Bankruptcy Code, the Confirmed Plan, the Confirmation Order, the Consent Order and the Code), noncompliance with which could reasonably be expected to have a Material Adverse Effect; provided, however, that nothing herein contained shall be deemed to limit the Borrower’s right to contest any assertion of noncompliance with Laws and other legal requirements to the extent permitted under Section 5.2.

Section 5.8           Environmental Laws.

The Borrower shall (a) comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants of the Property, if any, with, all applicable Environmental Laws and Regulations and obtain and comply with and maintain and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and Regulations, except in each case to the extent that the failure to do so could not reasonably be expected to result in the payment of a Material Amount, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required of the Borrower under Environmental Laws and Regulations and promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws and Regulations, except to the extent that the same are being Properly Contested, and except, in the case of any of the foregoing, to the extent that the failure to do so could not reasonably be expected to result in the payment of a Material Amount.

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Section 5.9           Use of Proceeds.

The Borrower shall use the proceeds of the Loan solely in accordance with its representations and warranties in Section 2.6.

Section 5.10         Establishment and Maintenance of Deposit Accounts.

The Borrower shall:

(a)          Establish on or before the Effective Date and thereafter maintain its operating checking account (its “Automatic Debit Account”) and all of its cash management, security deposit and other ancillary accounts with the Administrative Agent.

(b)          Establish on or before the Effective Date and thereafter maintain blocked accounts with the Initial Lenders (each, a “Blocked Account” and, collectively, the “Blocked Accounts”) and maintain at all times in each Blocked Account credit balances that are not less than (i) in the case of the Blocked Account maintained at IDB, the sum of (x) 9% of the then outstanding aggregate principal amount of IDB’s Initial Loans, plus (y) the Applicable Percentage of the then outstanding aggregate principal amount of Incremental Loans made by IDB, if any, and (ii) in the case of the Blocked Account maintained at Sterling, the sum of (x) 9% of the then outstanding aggregate principal amount of Sterling’s Initial Loans, plus (y) the Applicable Percentage of the then outstanding aggregate principal amount of all Incremental Loans made by Lenders other than IDB, if any (in each case, the “Required Reserve”). In the event that the credit balances in any Blocked Account are less than the Required Reserve for such Blocked Account at any time, the Borrower shall deposit in such Blocked Account an amount equal to the amount of the shortfall promptly after receipt of written notice thereof from the Initial Lender with whom such Blocked Account is maintained, delivered through the Administrative Agent. In the event that the credit balances in any Blocked Account exceed the Required Reserve for such Blocked Account at any time, the Initial Lender with whom such Blocked Account is maintained shall allow the Borrower to withdraw the excess from such Blocked Account promptly after receipt of written request therefor from the Borrower, delivered through the Administrative Agent. The funds in the Blocked Accounts shall secure payment in full of the Obligations when due. All funds in the Blocked Accounts shall be returned to the Borrower immediately after the payment in full of all the Obligations in accordance with the terms of this Agreement and the termination of any commitment to lend on the part of the Lenders.

(c)          Ensure that (i) the Limited Guarantor establishes on or before the Effective Date and thereafter maintains its primary operating checking account and all of its cash management, security deposit and other ancillary accounts with the Administrative Agent; provided, however, that the Limited Guarantor may maintain balances in deposit accounts at other financial institutions if it reasonably determines that doing so is necessary for business purposes and (ii) Holdings’ primary operating checking account will be maintained with the Administrative Agent.

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ARTICLE VI
NEGATIVE COVENANTS.

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower shall not do, agree to do, or permit to be done, any of the following without the prior written consent of the Administrative Agent:

Section 6.1           Indebtedness.

Create, incur, permit to exist or have outstanding any Indebtedness, except the following (collectively, the “Permitted Indebtedness”):

(a)          Indebtedness created hereunder;

(b)          Taxes, assessments and governmental charges that are not delinquent and with respect to which no penalties have attached, or that are Properly Contested, and non-interest bearing deferred liabilities other than liabilities for borrowed money (e.g., deferred compensation and deferred taxes), in each case incurred and continuing in the ordinary course of business;

(c)          Trade payables that are Properly Contested or are incurred in the ordinary course of business of owning and operating the Property, provided that such trade payables (i) are paid within sixty (60) days from invoice date, (ii) are unsecured, (iii) are not evidenced by a promissory note or similar instrument and (iv) do not exceed $1,000,000 in the aggregate.

(d)          Indebtedness secured by the security interests referred to in Section 6.2(b);

(e)          The Indebtedness listed on Schedule 6.1 hereto; and

(f)          Obligations to provide cash, goods or services under (i) any lease for space at the Property to a tenant that is not an Affiliate of the Borrower, (ii) any agreement with the New York City School Construction Authority or another Governmental Authority with respect to the financing, design, development, demolition and/or construction of improvements at the Property and/or the purchase or lease of a portion of the Property and/or (iii) any agreement with any architect, engineer, developer, contractor, financial advisor, broker or consultant that is not an Affiliate of the Borrower with respect to the financing, design, development, demolition and/or construction of improvements at the Property, provided, in each case, that such lease or agreement does not constitute Indebtedness for borrowed money.

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Section 6.2           Liens.

Create, or assume or permit to exist, (i) any Lien on any of the properties or assets of the Borrower or (y) any Lien on Holdings’ equity interests in the Borrower, in each case whether now owned or hereafter acquired, except:

(a)          Permitted Liens;

(b)          Purchase money Liens on property acquired or held by the Borrower in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (iv) the aggregate amount of all such Indebtedness shall not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(c)          The Liens listed on Schedule 6.2.

Section 6.3           Single Purpose Entity.

(a)          Engage in any business or activity other than the ownership, development, operation and maintenance of the Property, and activities incidental thereto;

(b)          Acquire or own any material assets other than the Property, and such incidental personal property as may be necessary for the operation of the Property;

(c)          Merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without the Administrative Agent’s prior written consent;

(d)          Fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation or, without the prior written consent of the Administrative Agent, amend, modify, terminate or fail to comply with the provisions of the Borrower’s organizational documents, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would materially adversely affect the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents;

(e)          Own any subsidiary or make any investment in any person or entity without the prior written consent of the Administrative Agent;

(f)          Commingle its assets with the assets of any of its members, shareholders, directors, officers, partners, trustees, affiliates, principals or of any other Person;

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(g)          Incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness;

(h)          Fail to maintain its records, books of account and bank accounts separate and apart from those of its members, shareholders, directors, officers, partners, trustees, principals or affiliates, or of any other Person;

(i)          Enter into any contract or agreement with any of its members, shareholders, directors, officers, partners, trustees, principals or affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with unrelated third parties;

(j)          Seek its own dissolution or winding up in whole, or in part;

(k)          Maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its members, shareholders, directors, officers, partners, trustees, principals or affiliates, or of any or of any other Person;

(l)          Hold itself out to be responsible for the debts of another Person;

(m)          Make any loans or advances to any third party, including any of its members, shareholders, directors, officers, partners, trustees, principals or affiliates, or of any other Person;

(n)          Fail to file its own tax returns;

(o)          Fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other Person is transacting business, or (ii) to suggest that it is responsible for the debts of any other Person, including any of its members, shareholders, directors, officers, partners, trustees, principals or affiliates, or of any other Person;

(p)          Fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; or

(q)          File or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.

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Section 6.4           Distributions.

Declare or pay any dividends or make any distribution of any kind on its outstanding stock or membership interests, or set aside any sum for any such purpose, except that:

(a)          So long as no Event of Default shall exist hereunder when such dividends or distributions are declared or made, the Borrower may declare and pay cash dividends or distributions to the Limited Guarantor; and

(b)          The Borrower may declare and make dividend payments or other distributions payable solely in its equity;

Section 6.5           Disposition of Assets.

Subject to Section 9.17 hereof, make any Disposition of Property, or enter into any agreement to do so.

Section 6.6           Intentionally Omitted.

Section 6.7           ERISA Obligations.

Permit the establishment of any Employee Benefit Plan or amend any Employee Benefit Plan which establishment or amendment could result in liability to any Loan Party or increase the obligation for post-retirement welfare benefits of any Loan Party which liability or increase, individually or together with all similar liabilities and increases, has a Material Adverse Effect.

Section 6.8           Transactions with Affiliates.

Except as expressly permitted by this Agreement, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that: (i) payments on Investments expressly permitted by this Agreement may be made, (ii) any Affiliate who is a natural person may serve as an employee or director of the Borrower and receive reasonable compensation for his or her services in such capacity, and (iii) the Borrower may enter into any transaction with an Affiliate providing for the leasing of property, the development of the Property, the rendering or receipt of services or the purchase or sale of product, inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower as the monetary or business consideration that would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

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Section 6.9           Hazardous Materials.

Cause or permit: (i) any Hazardous Materials to be placed, held, located or disposed of on, under or at the Property or any part thereof, except for such Hazardous Materials that shall be used, stored, treated and disposed of in compliance with all applicable Environmental Laws and Regulations or (ii) the Property or any part thereof to be used as a collection, storage, treatment or disposal site for any Hazardous Materials. The Borrower acknowledges and agrees that, as long as the Administrative Agent or its designee shall not have taken actual possession of the Property, the Administrative Agent and the Lenders shall have no liability or responsibility for either:

(i)          damage, loss or injury to human health or the environment caused by the presence, disposal, release or threatened release of Hazardous Materials on any part of the Property; or

(ii)         abatement and/or clean-up required under any applicable Environmental Laws and Regulations for a release, threatened release or disposal of any Hazardous Materials at the Property or used by or in connection with the Borrower’s business.

Section 6.10         No Alterations or Occupancy.

(a)          Make any alterations to the Property that exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000.00), other than repairs and alterations required to maintain the safety and soundness of the Property and to ensure that the Property is in compliance with all applicable Laws.

(b)          Enter into any leases, subleases, licenses, rental contracts or other agreements relating to the occupancy of the Property or any part thereof without (i) giving prior written notice to the Administrative Agent and (ii) delivering to the Administrative Agent an ADA Compliance and Indemnification Undertaking in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII
EVENTS OF DEFAULT.

If any one or more of the following events (“Events of Default”) shall occur and be continuing, any commitment to lend shall terminate and the entire unpaid balance of the principal of and interest on the Loans outstanding and all other Obligations of the Borrower to the Lenders and the Administrative Agent arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to the Borrower by the Administrative Agent (except that in the case of the occurrence of any Event of Default described in Section 7.5 no such notice shall be required), without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind (other than as described below), all of which are expressly waived by the Borrower:

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Section 7.1           Payments.

Failure by the Borrower (a) to make any payment of principal on any Loan when due (whether at stated maturity or otherwise) or (b) to make any payment of interest or other amounts payable hereunder or under any other Loan Document (other than principal) when due (whether at stated maturity or otherwise) and, in the case of failure to pay any amount specified in this clause (b) such failure shall continue unremedied for more than 10 days after written notice thereof is given by the Administrative Agent to the Borrower; or

Section 7.2           Other Covenants.

Failure by any Loan Party to perform or observe any other term, condition or covenant of this Agreement or of any other Loan Document to which it is a party, which shall remain unremedied for a period of thirty (30) days after notice thereof shall have been given to such Loan Party by the Administrative Agent; provided, however, that if any such failure to perform or observe any such term, condition or covenant is capable of being cured and on or prior to the end of such 30-day period such Loan Party shall have commenced commercially reasonable activities to effect such cure and shall have delivered to the Administrative Agent a certificate signed by one of its senior officers describing such activities, and provided that such Loan Party is diligently pursuing such activities, then such 30-day period shall automatically be extended for a single additional 60-day period; or

Section 7.3           Cross-Default.

(a)          Any Loan Party or Holdings shall fail (after giving effect to any notice or grace periods) to make any payment when due (whether of principal or interest) in respect of any Material Indebtedness; or

(b)          Any event or condition occurs that results in any Material Indebtedness of any Loan Party or Holdings becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness of any Loan Party or Holdings or any trustee or agent on its or their behalf to cause any Material Indebtedness of any Loan Party or Holdings to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or redemption date; or

Section 7.4           Representations and Warranties.

Any representation or warranty made by a Loan Party to the Lenders or the Administrative Agent in any of the Loan Documents or in connection with the making of the Loans, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material respect when made; or

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Section 7.5           Bankruptcy.

(a)          The Bankruptcy Court (or, if the Bankruptcy Court does not exercise jurisdiction, any other court of competent jurisdiction) shall find that any Loan Party has violated or taken any action that is inconsistent with the Confirmed Plan, the Confirmation Order, the Consent Order or any other order issued by the Bankruptcy Court that is final and non-appealable or that remains unstayed for thirty (30) days, or has failed to take any action it is required to take pursuant to the Confirmed Plan, the Confirmation Order, the Consent Order or any other such order of the Bankruptcy Court, and the Bankruptcy Court or such other court shall impose any obligation on any Loan Party or Holdings as a result of such finding that could reasonably be expected to have a Material Adverse Effect; or

(b)          Any Loan Party or Holdings shall be insolvent or shall generally cease paying, or be unable to pay, its debts as they become due or shall make any admission in writing to the foregoing effect, shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under the Bankruptcy Code (other than the Bankruptcy Case) or any other bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or any Loan Party or Holdings shall take any corporate action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of sixty (60) days or more; or any order for relief shall be entered in any such proceeding; or any Loan Party or Holdings by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or trustee for it or any substantial part of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

Section 7.6           Judgments.

Any judgment against any Loan Party or Holdings, or any attachment, levy or execution against any properties of any Loan Party or Holdings, in any such case for a Material Amount, shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days or more; or

Section 7.7           ERISA.

(a)          The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, in either case, by reason of, or that results or could reasonably be expected to result in, a Material Adverse Effect and that is not corrected within 30 days, provided that in the case of a Plan sponsored by an entity other than the Borrower, correction shall mean the payment by the Borrower to the entity sponsoring the Plan of an amount sufficient to reimburse such entity for any accumulated funding deficiency in connection with such Plan termination; or

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(b)          Failure by the Borrower to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Plans hereafter established or assumed by it, which failure is not corrected within 30 days; or

Section 7.8           Loss of Control or Management.

Any Change in Control shall occur or the Limited Guarantor shall cease for any reason to control the management or operations of the Borrower.

Section 7.9           Assertions by Loan Parties.

Any Loan Party shall assert, or institute any proceedings seeking to establish, that any provision of any Loan Document is invalid, not binding or unenforceable; or

Section 7.10         Effectiveness of Liens.

The Mortgage shall cease to be in full force and effect or shall cease to be effective to grant to the Administrative Agent for the ratable benefit of the Lenders a mortgage on the Property, with the priority purported to be created thereby.

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ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.1           The Administrative Agent

(a)          Appointment of Administrative Agent.

Sterling National Bank is hereby appointed as the Administrative Agent hereunder and under each of the Loan Documents, and the Lenders hereby irrevocably authorize the Administrative Agent to act as their agent and to take such actions as the Lenders are obligated or entitled to take under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act in substantially the same manner that it would act in dealing with a loan held for its own account ("Servicing Standard"). The Administrative Agent shall not have a fiduciary relationship with respect to the Lenders by reason of this Agreement. In performing its functions and duties under this Agreement, The Administrative Agent shall act solely as agent of the Lenders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrower or any other Loan Party. As used in this Agreement, the term "Administrative Agent" shall be deemed to include Sterling National Bank and/or any successor Administrative Agent appointed pursuant to Section 8.13. Unless the Servicing Standard or the standards of care set forth in this Article require otherwise, the Administrative Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any of Lenders; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability unless properly indemnified to the satisfaction of the Administrative Agent, or that is contrary to this Agreement, any other Loan Document or applicable law; (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Lender serving as Administrative Agent or any of its Affiliates in any capacity unless such item is material and is required to be delivered to a Lender under the terms of the Loan Documents; (d) shall not be responsible to Lenders for or have any duty to ascertain or inquire into (i) any recitals, statements, representations or warranties contained in this Agreement, any other Loan Document or in any certificate or other document referred to or provided for in, or received by any Lender under this Agreement or any other Loan Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein, (iii) any failure by the Borrower or any other Loan Party to perform any of such party’s obligations hereunder or thereunder, or (iv) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and (e) shall not be responsible to Lenders for any action taken or omitted to be taken by the Administrative Agent hereunder or under any other Loan Document provided for herein or therein or in connection herewith or therewith, except for the Administrative Agent’s willful misfeasance or willful breach of this Agreement, or gross negligence in the performance of its duties or by reason of reckless disregard of its duties (as determined by a court of competent jurisdiction from which all appeal has been exhausted). The Administrative Agent shall be deemed not to have knowledge of any default or event of default unless and until notice describing such default or event of default is given to the Administrative Agent by the Borrower or a Lender.

To the extent that any action is to be taken, any information is to be delivered to or by any Lender, any determination is to be made, or any consent is to be given or withheld by any Lender, any such action, delivery, determination or consent shall be taken, made or given or withheld, as the case may be, by the Administrative Agent or any successor agent thereto at the direction of the Required Lenders, as provided for herein.

The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Administrative Agent shall have been notified of the assignment thereof.

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(b)          Reliance on the Administrative Agent. All acts of and communications by the Administrative Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and the Lenders acknowledge that Borrower or any third party (including any court) shall rely on any and all communications or acts of the Administrative Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of the Lenders in all circumstances where an action by Lenders is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable laws without the right or necessity of making any inquiry of Lenders as to the authority of the Administrative Agent with respect to such matter.

In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to the terms of this Agreement.

(c)          Powers. The Administrative Agent shall, subject to Section 8.1 and Section 8.4(b) of this Agreement, have and may exercise all powers that Lenders have under the Loan Documents and shall exercise such powers on behalf of the Lenders.

(d)          Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders. Each Lender, severally to the extent of its Pro Rata Share, hereby agrees to indemnify the Administrative Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release the Administrative Agent from liability for its willful misfeasance or willful breach of this Agreement or gross negligence in the performance of its duties or by reason of reckless disregard of its duties (as determined by a court of competent jurisdiction from which all appeal has been exhausted).

(e)          Employment of Agents and Counsel. The Administrative Agent may undertake any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent in good faith and shall not be liable to the Lenders except as to money or securities received by them or their authorized agents, or for the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction from which all appeal has been exhausted) in hiring, retaining or overseeing of any such agents or attorneys-in-fact. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any Loan Document. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section 8.1(e) shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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(f)          Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be an employee of the Administrative Agent, provided that the foregoing shall not release the Administrative Agent from liability for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction from which all appeal has been exhausted). Any such counsel shall be deemed to be acting on behalf of Lenders in assisting the Administrative Agent with respect to the Loans, and shall be precluded from also representing the Administrative Agent in any matter in which the interests of the Administrative Agent and the Lenders may differ.

(g)          Payment of Expenses. Each Lender shall be responsible for and shall pay to the Administrative Agent upon demand each Lender's respective Pro Rata Share of all reasonable expenditures (including, without limitation, outside counsel fees and the allocated cost of internal counsel) incurred by the Administrative Agent to the extent such expenditures are not reimbursed by Borrower, any other Loan Party or other parties for which the Administrative Agent is entitled to reimbursement hereunder or under the Loan Documents (a) in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, (b) for collection of the Obligations, (c) for any amounts (excluding principal and interest on the Loans and loan fees), and (d) for enforcement of any remedies under the Loan Documents; each Lender shall indemnify the Administrative Agent and hold the Administrative Agent harmless from and against, to the extent of each Lender's respective Pro Rata Share, all damages or liabilities, including but not limited to damages or liabilities resulting from the presence on the Premises of hazardous materials, suffered or incurred by the Administrative Agent by reason of its acting or having acted as, or pursuant to its rights and responsibilities as, lender or mortgagee under the Loan Documents, except any damages or liabilities resulting from the Administrative Agent’s willful misfeasance or willful breach of this Agreement or gross negligence in the performance of its duties or by reason of reckless disregard of its duties (as determined by a court of competent jurisdiction from which all appeal has been exhausted). Each Lender shall make all payments due and owing to the Administrative Agent under this Agreement or the other Loan Documents, as and when same become due, by federal reserve wire for transfer to the Administrative Agent in accordance with the wire instructions provided by the Administrative Agent from time to time.

Section 8.2           Priority.

Each Lender’s undivided interests in the Loans shall be of equal priority with the interest of each other Lender.

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Section 8.3           Collection of Payments.

(a)          The Administrative Agent shall collect all payments of interest, principal and other sums due at any time or in connection with the Loans and/or the Loan Documents. Sterling National Bank will hold the Loan Documents (other than the other Lenders’ Notes) as Administrative Agent for itself and the Pro Rata benefit of the Lenders as evidence of the Loan and the Collateral and will receive all payments made by Borrower, Limited Guarantor or others on account of principal, interest, expenses and fees, holding each Lender's Pro Rata Share thereof for the benefit of such Lender to be applied in accordance with the terms hereof. Each Lender shall hold its own Note.

(b)          The Administrative Agent shall be entitled to retain in full all amounts collected with respect to the Obligations which are: (i) reimbursements for expenditures made by the Administrative Agent with respect to which a Lender did not pay its Pro Rata Share and (ii) interest accrued on sums added to the amount due under the Loan as a result of expenditures made by the Administrative Agent to cure defaults under the Loan Documents and with respect to which a Lender did not pay its Pro Rata Share. Payments received from or on behalf of the Borrower with respect to the Obligations shall be allocated first to items listed in this Section 8.3(b) prior to items contained in Section 8.3(c).

(c)          With respect to items of interest, principal, reimbursement of expenses for which any Lender has paid such Lender's Pro Rata Share to the Administrative Agent, and other amounts paid by Borrower, Limited Guarantor or other parties or otherwise collected by the Administrative Agent on or in connection with the Loans, out of all sums which are received by the Administrative Agent by 1:00 p.m. (New York City time) the Administrative Agent shall remit to each Lender on the date of collection its Pro Rata Share thereof; out of all such sums collected by the Administrative Agent after 1:00 p.m. (New York City time) the Administrative Agent shall remit to each Lender its Pro Rata Share thereof on or before the next succeeding business day in immediately available funds by wire transfer in accordance with the wire transfer instructions provided by such Lender from time to time. In the event the Administrative Agent does not remit such payment within the time period provided herein, it shall pay to Co-Lender interest on such payment at the Federal Funds rate from the date such payment should have been remitted to the date such amount is paid.

(d)          Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and pursuant to the foregoing paragraphs, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment or for any reason such payment is required to be returned to Borrower or paid to any other Person pursuant to any bankruptcy or insolvency law, any sharing clause in the Loan Documents or otherwise, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, without interest thereon, unless the Administrative Agent is required to return such amount with interest thereon, in which case, with interest thereon at the rate that the Administrative Agent is required to pay in connection therewith for each day from and including the date such amount is distributed to such Lender to but excluding the date of payment to the Administrative Agent.

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(e)          The transfer of funds to any Lender by the Administrative Agent is made on a nonrecourse basis. The Administrative Agent shall have no duty or obligation whatsoever to make any payments to any Lender except from corresponding payments received by the Administrative Agent from Borrower or any other Person pursuant to the Loan Documents.

(f)          Each Lender represents and warrants as of the date hereof that it is entitled to receive payments hereunder and under the Loan Documents without the withholding of any tax.

Section 8.4           Authority.

(a)          Subject to Section 9.5, the Lenders hereby authorize the Administrative Agent to act on behalf of the Lenders, to the extent herein provided, to exercise such powers as are, in the Administrative Agent’s good faith determination, incidental to the Administrative Agent's exercise of its rights and responsibilities hereunder and under the other Loan Documents, including the receipt of all payments of principal, interest, fees and expense reimbursements payable under or in connection with the Loans and/or the other Loan Documents, with full power and authority, on behalf of the Lenders, to determine whether conditions for borrowing have been satisfied, to institute and maintain against Borrower or any other Loan Party actions, suits or proceedings for the protection, collection and enforcement of the other Loan Documents and realization upon any Collateral and to take such other actions for the protection, collection and enforcement of the Loan Documents and realization upon any Collateral as it may deem necessary or appropriate, each in accordance with the terms of this Agreement and the other Loan Documents.

(b)          the Administrative Agent may, at its option, at any time request instructions from the Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the other Loan Documents, the Administrative Agent is permitted or required to take or to grant without instructions from the Lenders, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Lenders. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Lenders. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders and such instructions to the Administrative Agent and any action taken or not taken pursuant thereto shall be binding on all Lenders.

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(c)          The Lenders authorize and direct the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. The Lenders agree that any action taken by the Administrative Agent in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Administrative Agent of the powers set forth herein or therein, together with such other powers as are, in the Administrative Agent’s good faith determination, reasonably incidental thereto, shall be authorized and binding upon the Lenders, except for actions specifically requiring the approval of the Lenders. All communications from the Administrative Agent to the Lenders requesting the Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if requested by the Lenders and to the extent not previously provided to the Lenders, a summary of all oral information provided to the Administrative Agent by the Borrower, and all available written materials, in each case relating to the matter or issue to be resolved, and (iv) shall include the Administrative Agent's recommended course of action or determination in respect thereof. The Lenders shall reply promptly, but in any event within fifteen (15) days after receipt of the request therefor from the Administrative Agent (the “Reply Period”). If a Lender shall fail to give written notice to the Administrative Agent that it approves or consents to the recommendation or determination of the Administrative Agent within the Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination being recommended by the Administrative Agent.

Section 8.5           Rights of the Administrative Agent as Lender.

With respect to its interest in the Loans, the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its capacity as a Lender. The Administrative Agent and the Administrative Agent’s parent, affiliates or subsidiaries may (without having to account therefor to any Lender) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with Borrower or any of its Affiliates as if it were not acting as the Administrative Agent. Lenders and Lenders’ parents, affiliates or subsidiaries may (without having to account therefor to any other Lender or the Administrative Agent) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with Borrower or any of its Affiliates.

Section 8.6           Standards of Care and Loan Administration.

(a)          The Administrative Agent agrees to service the Loans in accordance with the Administrative Agent's usual practices in the ordinary course of its business, modified from time to time as it deems appropriate under the circumstances, and to exercise the same care in administering the Loans and all Collateral as the Administrative Agent customarily exercises in administering similar loans. In this regard, the Administrative Agent, may from time to time, consistent with its usual practices for administering similar loans and subject to Section 9.5, waive non-material defaults of Borrower or Limited Guarantor provided that the waiver of such defaults will not materially adversely affect the Property or any other Collateral or the ability of the Administrative Agent to enforce the rights and remedies of the Lenders under the Loan Documents.

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(b)          The Administrative Agent shall not have any liability, express or implied, for any action taken or omitted to be taken by the Administrative Agent or for any failure or delay in exercising any right or power possessed by the Administrative Agent hereunder or under any of the other Loan Documents except for actual losses, if any, suffered by any Lender to the extent caused by or resulting from the Administrative Agent’s willful misfeasance or willful breach of this Agreement, or gross negligence in the performance of its duties or by reason of reckless disregard of its duties (as determined by a court of competent jurisdiction from which all appeal has been exhausted). Without limiting the foregoing, the Administrative Agent, its directors, officers, agents and employees: (i) may consult with legal counsel, independent public accountants, appraisers, and other experts selected by the Administrative Agent, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such persons, (ii) may rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, telegraph, telex, facsimile transmission, or other telecommunication device) believed by the Administrative Agent in good faith and with the exercise of commercially reasonable judgment to be genuine and correct and to have been signed, sent, or made by the proper person, (iii) makes no warranty or representation of any kind or character relating to Borrower, Limited Guarantor or the Property, and shall not be responsible for the correctness as to form, the due execution, legality, validity, enforceability, genuineness, sufficiency, or collectability of any of the Loan Documents, for any failure by Borrower or any person to perform its obligations thereunder, for Borrower's use of the proceeds therefrom, or for the preservation of the Property or the loss, depreciation, or release thereof, (v) makes no warranty or representation as to, and assumes no responsibility for, the authenticity, validity, accuracy, or completeness of any notice, financial statement, or other document or information received by any Lender in connection with, or otherwise referred to in, any of the Loan Documents, and (vi) shall not be required to make any inquiry concerning the observance or performance of any agreements contained in, or conditions of, any of the Loan Documents, or to inspect the property, books or records of Borrower or any other Person, except as is customary for the Administrative Agent acting in a commercially reasonable manner.

(c)          Should the Administrative Agent commence any proceeding or in any way seek to enforce the Administrative Agent's or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Administrative Agent shall acquire title to the Property or any other Collateral, Lenders, upon demand therefor from time to time, shall contribute their respective Pro Rata Share of the reasonable actual costs and/or expenses of any such enforcement or acquisition, including fees of receivers or trustees, court costs, title insurer charges, filing and recording fees, appraisers' fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower or Limited Guarantor. Without limiting the generality of the foregoing, the Lenders shall contribute their respective Pro Rata Share of all reasonable actual costs and expenses incurred by the Administrative Agent (including, without limitation, all outside attorneys' fees and expenses and allocated costs of internal counsel) if the Administrative Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to the Property or any other Collateral or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any Collateral, or to enforce any rights of the Administrative Agent or the Lenders or any of Borrower's or any other party's obligations under any of the Loan Documents (collectively, “Costs”). Provided that no Lender shall be liable for any of the foregoing Costs to the extent such Costs arise from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction from which all appeal has been exhausted) or the failure of the Administrative Agent to follow the directions of the Required Lenders or all of the Lenders, as the case may be. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

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Any request by the Administrative Agent for reimbursement of Costs shall be in the form of a certificate from the Administrative Agent to each Lender as to the nature and amount for which the Administrative Agent claims reimbursement from Lenders pursuant to this Section 8.6(c). Any such request shall include reasonable evidence that such Costs meet the criteria set forth in this Section 8.6(c) and have been incurred by the Administrative Agent.

Any Costs which are required to be reimbursed by Lenders to the Administrative Agent in accordance with this Section 8.6(c) and which are not reimbursed to the Administrative Agent within ten (10) Business Days after demand therefor in accordance with this Section 8.6(c) shall accrue interest at the Federal Funds Rate from and after the eleventh (11th) Business Day after the date that such reimbursement request was made through and including the date of reimbursement by such Lender.

Any Costs which are subsequently recovered from Borrower, Limited Guarantor or any other Person shall be returned to each Lender in proportion to the Pro Rata Share of said Costs previously remitted by each Lender to the Administrative Agent.

Section 8.7           Non-Reliance on the Administrative Agent and Other Lenders.

Each Lender agrees that such Lender has, independently and without reliance on the Administrative Agent or any of the other Lenders, and based on such documents and information as such Lender has deemed appropriate, made such Lender’s own credit analysis of Borrower and the other Loan Parties and has made such Lender’s own decision to enter into this Agreement and the other Loan Documents and that such Lender shall, independently and without reliance upon the Administrative Agent or any of the other Lenders, and based on such documents and information as such Lender shall deem appropriate at the time, continue to make such Lender’s own analysis and decisions in taking or not taking action under this Agreement and the Loan Documents. Other than determining whether payments due to the Administrative Agent under the Loan Documents have in fact been made and determining, based solely on the review of compliance certificates delivered to the Administrative Agent by Borrower or Limited Guarantor, whether Borrower and Limited Guarantor are in compliance with the covenants set forth in this Agreement, the Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower or Limited Guarantor of any term or provision of this Agreement or any of the other Loan Documents or any other document referred to as provided for herein or therein or to inspect the properties or books of Borrower or Limited Guarantor. The Administrative Agent shall provide each Lender with any information received by the Administrative Agent from Borrower or Limited Guarantor which is required to be provided to Lenders hereunder and with a copy of any notice of default received by the Administrative Agent from Borrower or any Lender. Except for notices, reports and other documents expressly required to be furnished to Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or Limited Guarantor that may come into the possession of the Administrative Agent.

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Section 8.8           Failure to Act.

Except for action expressly required of the Administrative Agent hereunder or under any of the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless the Administrative Agent shall receive further assurances to the Administrative Agent’s complete satisfaction from Lenders of their indemnification obligations under Section 8.6(c) hereof against any and all liability and expense that may be incurred by the Administrative Agent by reason of the Administrative Agent taking or continuing to take or failing to take any such action.

Section 8.9           Action by the Administrative Agent.

Each of the entities comprising Lenders hereby appoints the Administrative Agent as agent and bailee for the purpose of perfecting the security interests in and liens upon the Property and the other Collateral, in accordance with Article 9 of the Uniform Commercial Code in effect in the State where the Property is located or the State where Borrower is organized, can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party). Each Lender hereby appoints the Administrative Agent as such Lender’s attorney-in-fact for the purpose of executing the Loan Documents on such Lender’s behalf.

(a)          In the event that all or any portion of the Property or any other Collateral is acquired by the Administrative Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of the Borrower's obligations under the Loan Documents, title to any such Collateral or any portion thereof shall be held in the name of a nominee or subsidiary of each Lender in accordance with such Lender’s Pro Rata Share and pursuant to an agreement to be approved by the Required Lenders. The Administrative Agent shall prepare a recommended course of action for such Collateral and submit it to the Lenders for approval by the Required Lenders (upon such approval, the "Post-Default Plan"). The Administrative Agent shall administer the Collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, the Lenders will contribute their respective Pro Rata Share of all costs and expenses incurred by the Administrative Agent pursuant to the Post-Default Plan, including any operating losses and all necessary operating reserves. To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the Post-Default Plan, make distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Share. In no event shall the provisions of this subsection or the Post-Default Plan require the Administrative Agent or any Lender to take an action which would cause the Administrative Agent or such Lender to be in violation of any applicable regulatory requirements.

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(b)          If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds or other Collateral or any payments with respect to the obligations of Borrower to such Lender arising under, or relating to, this Agreement or any of the Loan Documents except for any such proceeds or payments received by such Lender from the Administrative Agent or otherwise pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent hereunder in excess of such Lender’s ratable portion of the relevant distributions by the Administrative Agent hereunder, such Lender shall promptly turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the obligations hereunder in accordance with the applicable provisions of this Agreement.

Section 8.10         Books and Records.

The Administrative Agent will at all times keep and maintain proper books of account and records reflecting the interest of the Lenders in the Loans, in a manner satisfactory to bank examiners from regulatory authorities having jurisdiction over the Administrative Agent, which books of account and records shall be accessible for inspection by any Lender at all times during normal business hours upon not less than five (5) banking days’ notice by such Lender to the Administrative Agent. The Administrative Agent shall record in its records the following information (the “Lender Records”): name and address of Lenders, the amount of the Lenders’ respective commitments and the percentage of the Loans owing to such Lender from time to time.

Section 8.11         Information to Lenders.

The Administrative Agent shall provide to Lenders such information in the Administrative Agent's possession as to the status of the Loans, the status of principal and interest payments, Collateral values, lien status and any factual information bearing on the continued creditworthiness of Borrower and Limited Guarantor and such other information regarding the Borrower, Limited Guarantor, the Property, the Lenders’ Committed Amounts and the Lenders’ Pro Rata Shares as the Lenders may, from time to time, reasonably request and the Administrative Agent shall promptly update those records as necessary.

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Section 8.12         Notice of Event of Default, Exercise of Remedies, Foreclosure, etc.

(a)          The Administrative Agent shall not (unless it has actual knowledge) be deemed to have knowledge or notice of the occurrence of any Event of Default unless and until the Administrative Agent has received written notice from a Lender or Borrower specifying such Event of Default.

(b)          In the event of the occurrence of an Event of Default and if the Administrative Agent, in the Administrative Agent’s sole and absolute discretion, determines that any action is to be taken by the Administrative Agent on behalf of Lenders in connection therewith, or the Administrative Agent is instructed to take action by the Required Lenders, the Administrative Agent shall send a notice (the “Action Notice”) to each Lender recommending a course of action (which may include a recommendation to refrain from taking any action) and Lenders shall promptly consult in good faith to either confirm the Administrative Agent’s suggested course of action (or inaction) or to arrive at a course of action which shall be mutually acceptable to all Lenders in their reasonable discretion. Such course of action shall address, among other issues, (i) the exercise of remedies and the manner in which a foreclosure or additional remedies shall be conducted, (ii) the interests of all of the Lenders at a foreclosure sale or auction and whether Lenders or their nominees shall succeed to title to the Mortgaged Property or any other Collateral and (iii) issues pertaining to the operation, management, maintenance, leasing and/or the sale of the Property or any other Collateral. The Administrative Agent shall promptly implement any such agreed upon course of action (or inaction) on behalf of Lenders. Notwithstanding anything to the contrary contained herein, if Lenders are unable to agree on a course of action (or inaction) within ten (10) Days of the date of the Action Notice, the Administrative Agent shall have the right (but not the obligation), upon notice to Lenders, to take such course of action (or refrain from taking such action) as the Administrative Agent deems appropriate and the Administrative Agent may continue to proceed on such course of action, or refrain from taking such action, until the Administrative Agent receives notice to the contrary from the Required Lenders (“Agent Discretion Standard”). Provided and on condition that the Administrative Agent has acted in accordance with this Subsection 8.12(b) and the Agent Discretion Standard, Lenders hereby acknowledge and agree that the Administrative Agent shall have no obligation to take any action unless failure to do so would be willful misfeasance or willful breach of this Agreement, or gross negligence in the performance of its duties or by reason of reckless disregard of its duties (as determined by a court of competent jurisdiction from which all appeal has been exhausted).

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(c)          Provided that Lenders have agreed to a foreclosure or auction in accordance with Subsection 8.12(b) (or the Administrative Agent has exercised the Agent Discretion Standard), upon a foreclosure sale or auction and subject to the terms and provisions of this Agreement, the Administrative Agent shall have the right to bid at the foreclosure sale or auction on behalf of Lenders. Any bid entered by the Administrative Agent in an amount not in excess of the total indebtedness due under the Notes plus expenses and all other amounts which are recoverable from the proceeds of the sale (collectively, the “Judgment Amount”) shall be deemed to have been entered on behalf and for the benefit of Lenders, and, if such bid is the successful bid, the Administrative Agent shall cause a referee’s deed (as to the Property) or the applicable title instrument (as to all other Collateral) to be issued to the Administrative Agent (or the Administrative Agent’s nominee) in trust for Lenders, and the Administrative Agent (or the Administrative Agent’s nominee) shall hold title subject to the terms and provisions of Subsection 8.12(d) and Subsection 8.12(e) on behalf of, and as trustee for, Lenders.

(d)          The Administrative Agent and Lenders hereby acknowledge and agree that if title to (i) the Property or (ii) any other Collateral is obtained by the Administrative Agent (or the Administrative Agent’s nominee) for the benefit of Lenders, such asset(s) shall not be held as a permanent investment, but shall be marketed and sold as soon as possible, taking into account then current economic and market conditions. Subject to Subsection 8.12(b), each Lender shall, upon demand therefor from time to time, contribute such Lender’s Pro Rata Share of all costs, fees and expenses (including, without limitation, outside attorney’s fees and disbursements and the allocated costs of internal counsel) suffered or incurred by the Administrative Agent (or the Administrative Agent’s nominee) in connection with the operation, management, maintenance, leasing and/or sale of all or any part of the Property or any other Collateral. Funds received from the ownership, operation or sale of the Property or any other Collateral (net of operating expenses or transaction costs in connection with such ownership, operation or sale) shall constitute debt service payments and shall be applied first, to reimburse the Administrative Agent for any Costs, and thereafter, in accordance with Section 8.3. Lenders shall consult with the Administrative Agent and attempt to determine a mutually acceptable course of action relating to, but not limited to, the management, operation and leasing of the Property and any other Collateral as well as the sale of the Property and any other Collateral; provided, however, if Lenders cannot agree on a mutually acceptable course of action, the Administrative Agent shall have the right (but not the obligation) to apply the Agent Discretion Standard upon notice to Lenders.

(e)          Notwithstanding anything to the contrary contained herein, each Lender shall have the right to enter a bid in an amount in excess of the Judgment Amount and, if such bid is the successful bid, such Lender shall acquire the Property or other Collateral, as the case may be, for such Lender’s own account and, provided and on the condition that the non-bidding party is, by not later than the date of delivery to the bidding party (or such bidding party’s nominee) of the referee’s deed or other title instrument, paid in full all amounts owed to the non-bidding party under this Agreement and the other Loan Documents, the non-bidding party shall have no further interest in the Property or other Collateral, as the case may be, and the terms and provisions of Subsection 8.12(b) shall be null and void and of no further force or effect.

(f)          The Lenders agree that they will only take action, or institute actions or proceedings, against the Borrower or Limited Guarantor or any other person under any Loan Documents with respect to exercising claims against the Borrower (except for rights of set-off and other rights to payments in accordance with Sections 2.16 and 9.4) or Limited Guarantor or rights in any Collateral through the Administrative Agent and in accordance with the terms hereof.

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Section 8.13         Successor Administrative Agent.

(a)          The Administrative Agent may resign from the performance of all of its functions and duties hereunder at any time, by giving at least thirty (30) days’ prior written notice to the Lenders and Borrower. Such resignation shall take effect on the date set forth in such notice or as otherwise provided below. Such resignation by the Administrative Agent as Administrative Agent shall not affect its rights or obligations hereunder and under the other Loan Documents as a Lender. If the Administrative Agent is guilty of gross negligence or willful misconduct (as determined by a court of competent jurisdiction from which all appeal has been exhausted), the Lenders may remove the Administrative Agent from its role as the Administrative Agent for the Lenders, without affecting the Administrative Agent's rights or obligations as a Lender hereunder and under the other Loan Documents.

(b)          Upon resignation by the Administrative Agent, or any successor Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent, which successor agent shall be either one of the Initial Lenders or another Lender that is consented to by the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required after the occurrence and during the continuance of an Event of Default). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders (other than the Lender which is the Administrative Agent resigning), a successor agent from among such other Lenders (it being understood and agreed that if such successor agent is not an Initial Lender, its appointment shall be subject to the consent of the Borrower, which shall not be unreasonably withheld or delayed and shall not be required after the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, the Administrative Agent's resignation shall become effective and such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Administrative Agent upon the recordation of a written designation and acceptance, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Administrative Agent's resignation hereunder as an Administrative Agent, the provisions of this Section shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. The new Administrative Agent shall promptly deliver to the Borrower a copy of the designation and acceptance.

(c)          If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days after the date of a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nonetheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders (other than the Lender which has resigned as Administrative Agent) appoint a successor agent as provided for above. The resigning Administrative Agent shall have continuing liability for any act of willful misfeasance or willful breach of this Agreement or gross negligence in the performance of its duties or by reason of reckless disregard of its duties (as determined by a court of competent jurisdiction from which all appeal has been exhausted) committed by it during the period it was the Administrative Agent under this Agreement.

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ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1           Fees, Costs and Expenses; Indemnity.

(a)          The Borrower will promptly pay all reasonable out of pocket costs and expenses of the Administrative Agent (including the reasonable out of pocket fees and disbursements of counsel to the Administrative Agent and the cost of all appraisals, surveys, title insurance policies, environmental assessments, tax service, engineering, inspections, searches, and recording) in connection with the preparation, execution and delivery, administration, interpretation and enforcement of this Agreement, the other Loan Documents and all other agreements, instruments and documents relating to this transaction, the consummation of the transactions contemplated by all such documents, the preservation of all rights of the Lenders and the Administrative Agent, the negotiation, preparation, execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument that is reasonably proposed by Agent but not executed and delivered) and with any claim or action threatened, made or brought against any of the Lenders or the Administrative Agent arising out of or relating to any extent to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby (other than a claim or action resulting from the gross negligence, willful misconduct, or intentional violation of law by the Administrative Agent and/or the Lenders).

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(b)          In addition, the Borrower will promptly pay all out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) suffered or incurred by each Lender in connection with its enforcement of the payment of the Notes held by it or any other sum due it under this Agreement or any of the other Loan Documents or any of its other rights hereunder or thereunder. In addition to the foregoing, the Borrower shall indemnify each Lender and the Administrative Agent and each of their respective Related Parties against, and hold each of them harmless from, any actual losses, liabilities, damages, penalties, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, making Loans hereunder and any and all transactions related to or consummated in connection with the Loan Documents and/or the Loans (other than as a result of the gross negligence, willful misconduct or intentional violation of law by the party seeking indemnification), including actual losses, liabilities, damages, penalties, claims, costs and expenses suffered or incurred by any Lender or the Administrative Agent or any of their respective Related Parties arising out of or related to any Environmental Liability or Environmental Proceeding, or in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise against the Administrative Agent, the Lenders or any of their Related Parties, that is alleged to arise out of or is based upon: (i) any untrue statement or alleged untrue statement of any material fact by any Loan Party or any of Affiliate of a Loan Party in any document or schedule filed with the Securities and Exchange Commission or any other Governmental Authority; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (iii) any acts, practices or omissions or alleged acts, practices or omissions of any Loan Party or any Affiliates or agents of a Loan Party related to the making of any acquisition, purchase of shares or assets pursuant thereto, financing of such purchases or the consummation of any other transactions contemplated by any such acquisitions that are alleged to be in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable to the making of any such acquisition, the purchase of shares or assets pursuant thereto, the financing of such purchases or the consummation of the other transactions contemplated by any such acquisition; or (iv) any withdrawals, termination or cancellation of any such proposed acquisition for any reason whatsoever. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Administrative Agent and the Lenders hereunder, at common law or otherwise. The provisions of this Section shall survive the payment of the Obligations and the termination of this Agreement.

(c)          Notwithstanding anything to the contrary herein, the Borrower will not be obligated to pay any costs or expenses suffered or incurred by the Administrative Agent or any Lender in connection with any voluntary assignment by any Lender of its Loans or any portion thereof or any voluntary sale by any Lender of a participation therein.

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Section 9.2           Taxes.

If, under any law in effect on the date of the extension of any credit hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any federal, state or local tax is payable in respect of the issuance of any Note, or in connection with the filing or recording of any assignments, mortgages, financing statements, or other documents (whether measured by the amount of Indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrower will pay any such tax and all interest and penalties, if any, and will indemnify the Lenders and the Administrative Agent against and save each of them harmless from any actual loss or actual damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against any Lender or any other holder of a Note, such Lender, or such other holder, as the case may be, may notify the Borrower and make immediate payment thereof, together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive prompt reimbursement therefor from the Borrower. Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrower in this Section shall survive payment of the Obligations and termination of this Agreement.

Section 9.3           Payments.

All payments by the Borrower on account of principal, interest, fees and other charges (including any indemnities) shall be made to the Administrative Agent at the Principal Office in U.S. Dollars and in immediately available funds, by wire transfer or otherwise, not later than 1:00 p.m. on the date such payment is due. Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on, and interest shall continue to accrue and be payable thereon until, the next succeeding Business Day. If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment. All payments hereunder and under the Notes shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes (without regard to withholding for or on account of: (i) any present or future taxes, levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except those referred to in clause (ii) below) on or measured by the net income of the Lender to which any such payment is due pursuant to applicable federal, state and local income tax laws, and (ii) deduction of amounts equal to the taxes on or measured by the net income of such Lender payable by such Lender with respect to the amount by which the payments required to be made under this sentence exceed the amounts otherwise specified to be paid in this Agreement and the Notes). Upon payment in full of any Note, the Lender holding such Note shall mark the Note “Paid” and return it to the Borrower.

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Section 9.4           Lien on and Set-off of Deposits.

As security for the due payment and performance of all the Obligations, the Borrower hereby grants to the Administrative Agent for the ratable benefit of the Lenders a Lien on any and all deposits or other sums at any time credited by or due from the Administrative Agent or any Lender to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to any Lender or the Administrative Agent from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence and during the continuance of any Event of Default be set-off, appropriated and applied by any Lender or the Administrative Agent against any of the Obligations, whether or not any of such Obligations is then due or is secured by any collateral.

Section 9.5           Modifications, Consents and Waivers; Entire Agreement.

(a)          Neither this Agreement, nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and each Loan Party that is a signatory to the relevant Loan Document may or, with respect to those Loan Documents to which the Lenders are not party, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is a signatory to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications to such Loan Document or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of such Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce (by way of forgiveness or otherwise) or increase the principal amount of any Loan, postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts to the Lenders (or any of them) hereunder or under any other Loan Document, including the Maturity Date (subject to the Borrower’s right to extend the initial Maturity Date pursuant to Section 2.15), change the amount or stated rate of any interest or fees payable hereunder (provided that the waiver of applicability of the Post-Default Rate and any increase in the Contract Rate specified in the proviso to Section 2.4(a) shall not constitute a change in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, or change any Lender's Pro Rata Share, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under, or otherwise amend any provisions of, this Section without the written consent of such Lender; (iii) waive any of the conditions set forth in Section 4.1, reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any of the other Loan Documents, amend or modify Section 9.12 or the definition of “Eligible Assignee” so as to make less restrictive the prohibitions against the Borrower and its Affiliates becoming Lenders or participants, release the Mortgage or any other collateral for the Obligations in whole or in part, release the Limited Guarantor from its obligations under the Limited Guarantee, or change any provision hereof requiring ratable funding or ratable sharing of payments or setoffs or otherwise related to the pro rata treatment of Lenders, in each case without the written consent of all the Lenders; or (iv) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

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(b)          In the event that (x) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure from or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders and (z) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(c)          The Borrower may, at its sole expense and effort, upon notice to any Non-Consenting Lender and the Administrative Agent, (x) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.12), all of its interests, rights and obligations under this Agreement and all other Loan Documents to one or more Eligible Assignees that are willing to agree to such consent, waiver or amendment and that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment in its sole discretion), provided that:

(i)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.12;

(ii)         such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal) or the Borrower (in the case of accrued interest, fees and all other amounts);

(iii)        such Non-Consenting Lender shall (i) execute and deliver an Assignment and Assumption with respect to all of such Lender’s Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

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(iv)        the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender with respect to the period preceding such assignment;

(v)         such assignment does not conflict with applicable Laws;

(vi)        the Administrative Agent cannot be replaced other than in accordance with Section 8.13;

Notwithstanding the foregoing, a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 9.6           Remedies Cumulative; Counterclaims.

Each and every right granted to the Administrative Agent and the Lenders hereunder or under any other document delivered hereunder or in connection herewith, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrative Agent or any Lender or the holder of any Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of the Obligations shall be without regard to any counterclaim, right of offset or any other claim whatsoever that the Borrower may have against any Lender or the Administrative Agent and without regard to any other obligation of any nature whatsoever that any Lender or the Administrative Agent may have to the Borrower, and no such counterclaim or offset shall be asserted by the Borrower (unless such counter-claim or offset would, under applicable law, be permanently and irrevocably lost if not brought in such action) in any action, suit or proceeding instituted by any Lender or the Administrative Agent for payment or performance of the Obligations.

Section 9.7           Further Assurances.

At any time and from time to time, upon the request of the Administrative Agent, the Borrower shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the Administrative Agent may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loans.

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Section 9.8           Notices.

All notices, requests, reports and other communications pursuant to this Agreement shall be in writing, either by letter (delivered by hand or commercial messenger service or sent by certified mail, return receipt requested, except for routine reports delivered pursuant to Section 5.3 which may be sent by ordinary first-class mail) or facsimile, addressed, with respect to each party hereto, to its address set forth below its name on the signature pages hereof. Any notice, request, demand or other communication hereunder shall be deemed to have been given on: (x) the day on which it is telecopied to such party at its facsimile number specified below (provided that such notice shall be effective only if followed by one of the other methods of delivery set forth herein) or delivered by receipted hand or such commercial messenger service to such party at its address specified below, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail. Any party hereto may change the Person, address or facsimile number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice regarding a change shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

Section 9.9           Counterparts.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.10         Severability.

The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrower with any of them shall not excuse non-compliance by the Borrower with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 9.11         Binding Effect; No Assignment or Delegation by Borrower.

This Agreement shall be binding upon and inure to the benefit of the Borrower and its successors and to the benefit of the Lenders and the Administrative Agent and their respective successors and assigns. The rights and obligations of the Borrower under this Agreement shall not be assigned or delegated without the prior written consent of the Administrative Agent and the Lenders, and any purported assignment or delegation without such consent shall be null and void.

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Section 9.12         Assignments and Participations by Lenders.

Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Eligible Assignee (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Assumption executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) shall be required in the case of any assignment of a Loan, in whole or in part, to a Person that is not a Lender or an Affiliate of a Lender, (ii) in the case of any assignment by an Initial Lender of its Loan, in whole or in part, to a Person that is not an Affiliate of such Initial Lender, the consent of the other Initial Lender (which shall not be unreasonably withheld or delayed) shall be required, (iii) the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default shall have occurred and be continuing at the time of such proposed assignment, the Borrower (which shall not be unreasonably withheld or delayed and shall be deemed to have been given if the Borrower has not responded to a proposed assignment within ten (10) Business Days following its receipt of notice of such proposed assignment) shall be required in the case of any assignment of a Commitment to a Person that is not a Lender or a Lender Affiliate and (iv) unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Affiliate of a Lender) shall be in an aggregate principal amount of less than $10,000,000, in each case except in the case of an assignment of all of a Lender's interests under this Agreement and the other Loan Documents. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all of an Assignor's rights and obligations under this Agreement and the other Loan Documents, such Assignor shall cease to be a party hereto and thereto); provided, however, that, notwithstanding such assignment, an assigning Lender shall retain the benefit of all indemnities provided by the Borrower hereunder for the period prior to the effective date of such Assignment and Assumption.

(a)          The Administrative Agent shall, on behalf of the Borrower, maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount (and stated interest) of the Loans owing to, each Lender from time to time, which Register shall be made available to the Borrower and any Lender upon reasonable request. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption, and thereupon one or more new Notes shall be issued to the designated Assignee.

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(b)          Upon its receipt of an Assignment and Assumption executed by an Assignor, an Assignee and any other Person whose consent is required by this Section, together with payment to the Administrative Agent of a registration and processing fee of $4,000 (such fee not to be payable with respect to assignments to an Assignor’s Affiliate and such fee not to be payable by the Borrower, except for an assignment pursuant to Section 2.17(d) or Section 9.5(c)), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(c)          The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described above.

(d)          Each Lender may, at its sole expense, without the prior consent of the Administrative Agent, the other Lenders or the Borrower, sell participations to one or more Persons (other than a natural person, a Defaulting Lender or a Person who, if it were to become a Lender hereunder, would constitute a Defaulting Lender, or any Loan Party or any Affiliate of a Loan Party) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it, and the Note held by it); provided, however, that: (A) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would change the amount, interest rate or maturity of the Loans or any other matter that requires unanimous consent of all of the Lenders. The Borrower agrees that if any Obligations are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in the Loans to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that by purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Sections 2.14 and 8.9(b) as fully as if it were a Lender hereunder.

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(e)          Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Loan Party furnished to such Lender by or on behalf of such Loan Party, other than confidential information furnished to such Lender under a confidentiality agreement with such Loan Party.

(f)          Anything in this Section to the contrary notwithstanding, any Lender may at any time pledge and assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment, or grant of a security interest, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

Section 9.13         FATCA.

If a payment made to any Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 9.14       GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY.

(a)          THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH AND THEREWITH, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

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(b)          EXCEPT AS PROVIDED IN SECTION 7.5(a), THE BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, AND EACH OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER, BY THEIR EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY ASSENT AND SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR IN SECTION 9.8. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVE ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. THE BORROWER SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF NEW YORK UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF NEW YORK. NOTHING IN THIS SECTION SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER, IN CONNECTION WITH ANY LEGAL ACTION OR PROCEEDING WHATSOEVER, TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)          THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

Section 9.15         USA Patriot Act Notice; Anti-Money Laundering.

(a)          The Administrative Agent and each of the Lenders hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow Administrative Agent and such Lender to identify each Loan Party in accordance with the USA Patriot Act.

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(b)          The Borrower shall ensure that (i) no person who owns a controlling interest in or otherwise controls the Borrower or the Limited Guarantor is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”) or the Department of the Treasury or included in any Executive Orders of the President of the United States of America (“Executive Orders”), that prohibits or limits the Lenders from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, and (ii) the proceeds of the Loans shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto. Further, the Borrower shall comply, and cause the Limited Guarantor to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

(c)          The Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 9.16         No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement or any of the transactions contemplated hereby provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) in connection with the process leading to such transactions, (A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty, arising on or before the date of this Agreement in connection with any aspect of any transactions contemplated hereby.

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Section 9.17         Permitted Agreements.

The Borrower shall have the right to enter into any contract or agreement, including those related to the predevelopment or potential development of the Property, provided that such contract or agreement (a) does not adversely affect the value, marketability or insurability of the Property, (b) does not adversely affect the Administrative Agent’s ability to foreclose on the Property, (c) does not violate the terms of this Agreement or any other Loan Document and (d) would not be binding on the Administrative Agent or its designee if it were to acquire title to the Property in a foreclosure action or otherwise.

Section 9.18         Assignment of Loan Documents.

Upon the request of the Borrower in connection with a sale of the Property or a refinancing of the Loans which, in either case, results in the payment in full of the Loans and all other Obligations, the Administrative Agent shall assign the Loan Documents to the Borrower’s designee, without recourse and without any representations or warranties, or provide a payoff letter and releases or discharges of Liens, all at the sole cost and expense of the Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

TPHGREENWICH OWNER LLC,
a Delaware limited liability company

By:	/s/ RICHARD PYONTEK
Name: Richard Pyontek
Title: Treasurer and Secretary

Address for Notices:

c/o Trinity Place Holdings Inc.
717 Fifth Avenue
New York, New York 10022
Attn: Mr. Matthew Messinger
Facsimile No.: (212) 235-2199

With a copy (other than in the case of routine communications) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: James P. Godman, Esq.
Facsimile No.: (212) 715-8284

Loan Agreement Signature Page

STERLING NATIONAL BANK,
as Administrative Agent and as a Lender

By:	/s/ JOHN HOTCHKISS
Name: John J. Hotchkiss
Title: Senior Vice President

Lending Office:
400 Rella Boulevard
P.O. Box 600
Montebello, New York 10901-4256
Attention: Commercial Loan Department

Address for Notices:

400 Rella Boulevard
P.O. Box 600
Montebello, New York 10901-4256
Attn: Commercial Loan Department
Facsimile No.: (845) 369-8175

With a copy (other than in the case
of routine communications and documents delivered pursuant to Section 5.3) to:

Windels Marx Lane & Mittendorf, LLP
156 West 56th Street
New York, New York 10019
Attn: Michael Clain, Esq.
Facsimile No.: (212) 262-1215

Loan Agreement Signature Page

ISRAEL DISCOUNT BANK OF NEW YORK,
as a Lender

By:	/s/ ELENA DOKIANOS
Name: Elena Dokianos
Title: Vice President

By:	/s/ JEFF MARCUS
Name: Jeff Marcus
Title: Vice President

Lending Office:

511 Fifth Avenue, 8th Floor
New York, New York 10017
Attention: Commerical Real Estate Department

Address for Notices:

511 Fifth Avenue, 8th Floor
New York, New York 10017
Attention: Commercial Real Estate

With a copy (other than in the case
of routine communications and documents delivered pursuant to Section 5.3) to:

Venable LLP
1270 Avenue of the Americas
New York, New York 10020
Attention: Peter G. Koffler
Facsimile No.: (212) 307- 5598

Loan Agreement Signature Page

EXHIBIT A

FORM OF PROMISSORY NOTE

$	New York, New York
___________ __,____

FOR VALUE RECEIVED, TPHGREENWICH OWNER LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to _______________ or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the office of Sterling National Bank, acting as Administrative Agent (in such capacity, the “Administrative Agent”), located at 400 Rella Boulevard, Montebello, New York 10901, on the Maturity Date (as defined in the Agreement referred to below) the principal sum of TWENTY MILLION DOLLARS ($20,000,000) or, if less, the then unpaid principal amount of all the Loans made by the Lender pursuant to the Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date hereof until paid in full at the rates and on the dates specified in Section 2.4 of the Agreement.

This Note is one of the Notes referred to in the Loan Agreement dated as of February __, 2015 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”), among the Borrower, the lenders from time to time party thereto (including the Lender) and the Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Agreement). All capitalized terms that are defined in the Agreement and are not otherwise defined herein have the respective meanings assigned to them in the Agreement.

This Note is secured by the Mortgage, is entitled to the benefits of the Limited Guaranty, and is subject to voluntary prepayment in whole or in part, in each case as provided in the Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be, or may automatically become, due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

TPHGREENWICH OWNER LLC

By
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date (referred to below) and is entered into by and between the Assignor identified below (the "Assignor") and the Assignee identified below (the "Assignee"). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Loan Agreement identified below (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"). The parties hereto hereby agree to the Standard Terms and Conditions for Assignment and Assumption (the "Standard Terms and Conditions") specified in Annex 1 attached hereto which are incorporated herein by reference and made a part of this Assignment and Assumption as if set forth in full herein. The Assignee hereby acknowledges receipt of a copy of the Loan Agreement.

Subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date (selected by the Administrative Agent identified below), and for an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, (a) all of the Assignor's rights and obligations as a Lender under the Loan Agreement, the Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of the Assignor’s Loans and (b) to the extent permitted by applicable Law, all suits, claims, causes of action and any other right of the Assignor (as a Lender) against any Person, whether known or unknown, arising under or with respect to the Loan Agreement, any other Loan Document, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or otherwise based on or related to any of the foregoing, including, but not limited to, contract claims, statutory claims, tort claims, malpractice claims and all other claims at law or in equity with respect to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above, collectively, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________

3.	Borrower:	______________________________

4.	Administrative Agent: Sterling National Bank, in its capacity as Administrative Agent under the Loan Agreement

5.	Loan Agreement: The Loan Agreement dated as of February ____, 2015, among the Borrower, the Lenders from time to time party thereto, and the Administrative Agent.

6.	Assigned Interest:

(a)	Loan balance assigned: ______________________________

(b)	Loan balance retained by the Assignor: _________________

(c)	Assignee’s Pro Rata Share following assignment: _________

(d)	Assignor’s Pro Rata Share following assignment: _________

7.	Effective Date: _______________________

The Assignor attaches the Note held by it and requests that the Administrative Agent exchange such Note for a new Note payable to the Assignee in an amount equal to the Assigned Interest and a new Note payable to the Assignor in an amount equal to the aggregate principal amount of the Loan retained by the Assignor.

[Balance of page intentionally left blank; signature page follows]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to:

STERLING NATIONAL BANK,
as Administrative Agent

By:
Name:
Title:

TPHGREENWICH OWNER LLC

By:
Name:
Title:

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) except as set forth herein, makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, validity, legality, enforceability, sufficiency, genuineness or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or any collateral thereunder, (iii) the performance or observance by the Borrower or any other Person of any of their respective obligations under the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or (iv) the financial condition of the Borrower or any other Person obligated in respect of the Loan Agreement or any other Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, it shall have the obligations of a Lender thereunder, from and after the Effective Date, (iv) it is sophisticated regarding decisions to purchase assets such as those represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to purchase the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and the other Loan Documents, together with (or been given the opportunity to receive) copies of the most recent financial statements delivered pursuant to Section 5.3 of the Loan Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and, on the basis of such documents and information, it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (vi) if it is a branch or agency of a bank that is not organized under the laws of the United States or any state thereof, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or refraining from taking action under the Loan Documents, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (ii) it appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iii) it will perform in accordance with their terms all of the obligations that are required to be performed by it as a Lender under the Loan Agreement and the other Loan Documents.

2. Payments. [From and after the Effective Date, the Administrative Agent shall make all payments of principal, interest, fees and other amounts in respect of the Assigned Interest to the Assignor for amounts which have accrued prior to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.][From and after the Effective Date, the Administrative Agent shall make all payments of principal, interest, fees and other amounts in respect of the Assigned Interest to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments made by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.] Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to this clause, and pay to the other party any such amounts which it may receive promptly upon receipt.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of law principles.

Exhibit C

Form of Consent Order

(attached)

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re

FILENE's BASEMENT, LLC, et al.,[1]

Reorganized Debtors.

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x : : : : : : : : x	Chapter 11 Case No. 11-13511 (KJC) Jointly Administered RE: D.I. 3174, 3180, 3186, 3190, 3196

ORDER (I) AUTHORIZING THE REORGANIZED DEBTORS TO ENTER INTO SECURED DEBT FINANCING AND EFFECTUATE THE TRANSACTIONS CONTEMPLATED THEREIN; (II) AUTHORIZING THE REORGANIZED DEBTORS TO DEVELOP, SELL, AND/OR OTHERWISE TRANSFER SYMS OWNED REAL ESTATE, INCLUDING THE TRINITY PROPERTY, PURSUANT TO THE PLAN; AND
(III) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of the Reorganized Debtors for entry of an order under sections 105, 1142, and 1146 of the Bankruptcy Code, Bankruptcy Rules 4001 and 6004, Local Rules 4001-2 and 6004-1, sections VII.B, VII.F, VII.H, and XIII of the Plan, and paragraphs 7, 18, 21, and 49 of the Confirmation Order (i) authorizing the Reorganized Debtors to enter into the Loan and effectuate the transactions contemplated therein; (ii) authorizing the Reorganized Debtors to effectuate a transaction(s) to maximize the value of all or any portion of the Trinity Property and any other Syms Owned Real Estate, including by developing, selling, or otherwise transferring such assets pursuant to the Plan and Confirmation Order and approving protective measures to preserve the Reorganized Debtors’ significant NOLs; (iii) waiving any and all mortgage recording, transfer, stamp, or similar taxes that may otherwise be incurred due to the transfer of any interest in Syms Owned Real Estate, including but not limited to the Loan, the development, sale, transfer, and/or other transaction involving all or any portion of the Trinity Property including any subsequent financing (including seller financing) secured by the Trinity Property, pursuant to section 1146 of the Bankruptcy Code, the Plan, and Confirmation Order; and (iv) granting such other relief as may be just and proper; and due and sufficient notice of the Motion as described in the Motion having been given under the circumstances; and it appearing that no other or further notice need be provided; and it appearing that the relief requested by the Motion is in the best interests of the Reorganized Debtors, their estates, their creditors, their stakeholders, and other parties in interest; and after due deliberation thereon; and sufficient cause appearing therefor, it is hereby

[1]	The Reorganized Debtors and the last four digits of their respective taxpayer identification numbers are as follows: Filene's Basement, LLC (8277), Syms Corp. (5228), Syms Clothing, Inc. (3869), and Syms Advertising Inc. (5234). The Reorganized Debtors’ address is 717 Fifth Avenue, Suite 1303, New York, NY 10022.

[2]	Terms not otherwise defined herein shall have the meanings ascribed to them in the Motion.

ORDERED, ADJUDGED, AND DECREED THAT:

1.             The Motion is GRANTED as set forth herein.

2.             The Reorganized Debtors are authorized to enter into the Loan and the transactions contemplated therein, including but not limited to the incurrence of debt and granting of liens as described in the applicable Loan documents, and the proceeds of such Loan and the transactions contemplated therein shall be used, unless otherwise required to fund the Operating Reserves (as defined in the Plan) in accordance with the terms of the Plan, first (i) to make distributions on any unpaid Allowed Claims and (ii) to reserve for any remaining Disputed Claims, both in accordance with the Plan.  Thereafter, the proceeds of such Loan and the transactions contemplated therein shall be retained by the Reorganized Debtors and distributed or otherwise used in accordance with the terms of the Plan.

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3.             Subject to and in accordance with the provisions of the Confirmation Order and the Plan, the Reorganized Debtors are authorized to effectuate a transaction(s) to maximize the value of all or any portion of the Trinity Property and any other Syms Owned Real Estate, including by developing, selling, or otherwise transferring such assets in their sole discretion and business judgment without further order of this Court.

4.             The Reorganized Debtors are authorized to enter into transactions by which they will form new special purpose entities, each to be a wholly owned subsidiary of Trinity Place Holdings Inc., for the purpose of owning the remaining Syms Owned Real Estate in accordance with each entity’s applicable governance documents; provided, however, that the transfer of title of the remaining Syms Owned Real Estate to such special purpose entities will not affect their status as Syms Owned Real Estate as defined in the Plan. All Syms Owned Real Estate, including any proceeds from the sale thereof, shall continue to be treated in accordance with the terms of the Plan. Notwithstanding the foregoing, and for the avoidance of doubt, the Trinity Property shall secure the Loan as described in the applicable Loan documents, and any proceeds from the sale of the Trinity Property shall be applied first to the payment of the Loan and the other obligations under the Loan documents of the Borrower and/or Guarantor (as defined in the Loan documents), and the balance remaining after such payment shall continue to be treated in accordance with the terms of the Plan.

5.             Pursuant to paragraph 18 of the Confirmation Order and section 1146(a) of the Bankruptcy Code, no document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment shall be due and owing on account of any transfer of any interest in Syms Owned Real Estate, including but not limited to the Loan (and the transactions contemplated therein) and the development, sale, transfer, and/or other transaction involving all or any portion of the Trinity Property including any subsequent financing (including seller financing) secured by the Trinity Property, and the appropriate state or local governmental officials or agents are directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any instrument or other document in connection with the Loan or any transfer of the Syms Owned Real Estate, including but not limited to the Trinity Property, without payment of any such tax or assessment.

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6.             The Reorganized Debtors (including Trinity Place Holdings Inc.) are authorized to amend the certificate of incorporation of Trinity Place Holdings Inc. in the form attached to the Motion as Exhibit B (as revised as set forth at D.I. 3190), and each officer of Trinity Place Holdings Inc. (acting alone) is authorized to make, execute, and acknowledge an instrument setting forth such amendments (in such form as any officer of Trinity Place Holdings Inc. deems advisable) and to cause such instrument to be filed with the Office of the Secretary of State of the State of Delaware at such time as any such officer may deem advisable.

7.             Each action taken by or on behalf of any of the Reorganized Debtors (including by any officer of Trinity Place Holdings Inc.) to effect the actions and transactions approved or contemplated by this Order shall be deemed to have been taken to effect and carry out this Order pursuant to Section 303 of the Delaware General Corporation Law.

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8.             This Court shall retain exclusive jurisdiction with respect to (i) all matters arising from or related to the implementation or interpretation of this Order; and (ii) any finding for purposes of section 7.5(a) of the Loan Agreement that any Loan Party has violated or taken any action that is inconsistent with the Confirmed Plan, the Confirmation Order, this Order or any other order issued by the Bankruptcy Court that is final and non-appealable or that remains unstayed for thirty (30) days, or has failed to take any action that it is required to take pursuant to the Confirmed Plan, the Confirmation Order, this Order or any other such order of the Bankruptcy Court; provided, however, that if this Court does not exercise jurisdiction to enter such a finding for purposes of section 7.5(a) of the Loan Agreement, such finding may be made by any other court of competent jurisdiction.  Except as set forth in this paragraph, this Order shall not supersede the jurisdictional provisions of the Loan Documents.

Dated: January 21, 2015
Wilmington, Delaware

/s/ Kevin J. Carey
THE HONORABLE KEVIN J. CAREY
UNITED STATES BANKRUPTCY JUDGE

8809728

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Schedule 1.1

Commitments and Pro Rata Shares

Lender	Commitment	Percentage

Sterling National Bank	$20,000,000	50%

Israel Discount Bank of New York	$20,000,000	50%

Totals	$50,000,000;	100%

Loan Agreement Signature Page

Schedule 3.6

Judgments, Actions, Proceedings

None.

Schedule 3.7

Defaults; Compliance with Laws, Regulations, Agreements

None.

Schedule 3.13

Name Changes, Mergers, Acquisitions

Guarantor was formed in the State of Delaware as Syms Advertising Inc., a Delaware corporation, which entity, as a result of Guarantor’s bankruptcy, was merged with and into Trinity Place Holdings Inc., a Delaware corporation by Certificate of Ownership and Merger filed September 9, 2012 with the Delaware Secretary of State.

Schedule 3.16

Employee Benefit Plans

None.

Schedule 6.1

Permitted Indebtedness

None.

Schedule 6.2

Permitted Security Interests, Liens and Encumbrances

None.